Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF AUGUST 9, 2021

BY AND AMONG

WAITR HOLDINGS, INC.,

CAPE PAYMENTS, LLC,

CAPE COD MERCHANT SERVICES LLC,

BRETT HUSAK,

AND

BRAD ANDERSON

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE		1

1.1	Purchase of Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Liabilities	2
1.4	Excluded Liabilities	2
1.5	Consent of Third Parties	3
1.6	Purchase Price	3
1.7	Closing Date Payment and Issuance	3
1.8	Closing	4
1.9	Estimated Closing Statement; Purchase Price Adjustment	4
1.10	Deliveries at Closing	6
1.11	Post-Closing Dispute Resolution Procedures	8
1.13	Allocation of Purchase Price	9
1.14	Tax Treatment	10

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER		10

2.1	Organization and Qualification	10
2.2	Contemplated Transactions General Compliance	11
2.3	Financial Statements	12
2.4	Indebtedness	12
2.5	No Undisclosed Liabilities	12
2.6	Absence of Certain Changes	12
2.7	Material Contracts	13
2.8	Assets	15
2.9	Intellectual Property	16
2.10	Litigation	18
2.11	Compliance with Laws or Orders; Permits; Regulatory	18
2.12	Environmental Matters	19
2.13	Employee Benefit Plans	19
2.14	Labor	20
2.15	Taxes	21
2.16	Insurance	22
2.17	Affiliate Transactions	23
2.18	Anti-Bribery; Anti-Money Laundering	23
2.19	Brokers’ Fees	24
2.21	Investigation	24
2.23	Disclaimer of Other Representations and Warranties	24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		24

3.1	Organization	24
3.2	Contemplated Transactions; General Compliance	25
3.3	Brokers’ Fees	25
3.4	Sarbanes-Oxley Act	25
3.5	Litigation	25
3.6	Shares	26
3.7	SEC Reports; Financial Statements	26
3.8	Reporting Company	27
3.9	Listing	27
3.10	Investment Company	27
3.11	Investigation	27
3.12	Disclaimer of Other Representations and Warranties	27

ARTICLE IV COVENANTS		28

4.1	Conduct of Business Prior to the Closing	28
4.2	Access to Information	30
4.3	SEC Matters	30
4.4	Indebtedness Payoff	31
4.7	Satisfaction of Closing Conditions	31
4.8	Books and Records	31
4.9	Confidentiality	31
4.10	Non-Competition; Non-Solicitation; Non-Disparagement.	32
4.11	Further Assurances	34
4.12	Transfer Taxes	34
4.13	Apportioned Obligations	34
4.14	No Parent Stock Transactions	35
4.15	Audit	35

ARTICLE V EMPLOYEES AND EMPLOYEE BENEFIT PLANS		35

5.1	Employee Matters	35

ARTICLE VI CLOSING CONDITIONS		36

6.1	Conditions to Obligations of Parent and Buyer	36
6.2	Conditions to Obligations of Seller	37

ARTICLE VII INDEMNIFICATION		38

7.1	Survival	38

ii

7.2	Indemnification by Seller	38
7.3	Indemnification by Buyer	39
7.4	Limitation on Indemnification	39
7.5	Notice of Claims	40
7.6	Third Party Claims	41
7.7	Tax Treatment	42
7.8	No Double Recovery	42

ARTICLE VIII TERMINATION		43

8.1	Termination	43
8.2	Effect of Termination	44

ARTICLE IX GENERAL PROVISIONS		44

9.1	Benefit and Assignment	44
9.2	Governing Law; Consent to Jurisdiction	44
9.3	Waiver of Jury Trial	45
9.4	Expenses	45
9.5	Notices	46
9.6	Counterparts	47
9.7	Computation of Time	47
9.8	Amendment, Modification and Waiver	47
9.9	Entire Agreement	47
9.10	Publicity	48
9.11	Severability	48
9.12	Specific Performance	48
9.13	Interpretation	49
9.14	Headings	49

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 9, 2021, by and among Waitr Holdings Inc., a Delaware corporation (“Parent”), Cape Payments, LLC, a Delaware limited liability company (“Buyer”), Cape Cod Merchant Services LLC (“Seller”), and solely for purposes of Section 4.8 and Section 9.15, each of the undersigned Owners.  Parent, Buyer and Seller are sometimes referred to collectively as the “Parties” and individually as a “Party.”  Except as otherwise set forth herein, capitalized terms used but not defined herein shall have the meaning specified in Appendix A.

RECITALS

A.The Company Group is engaged in the Business.

B.Buyer wishes to purchase from Seller, and Seller wishes to sell, assign and transfer to Buyer, certain assets and properties of Seller, upon the terms and subject to the conditions set forth herein.

C.Buyer has agreed to assume certain liabilities of Seller, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, based upon the above premises and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1Purchase of Assets  Subject to the terms and conditions hereof, at the Closing Seller will (or will cause another member of the Company Group to) sell, transfer, assign and deliver to Buyer (or an Affiliate of Buyer nominated by Buyer), and Buyer (or such Affiliate of Buyer) will purchase from Seller (or such other member of the Company Group), all right, title and interest of Seller (or such other member of the Company Group) in the following assets :

(a)the Agreements set forth in Schedule 1-A, including rights to receive payment, goods or services and to assert claims and take other actions thereunder, of any and all Active Agreements (the “Acquired Agreements”);

(b)the Intellectual Property Assets, including the Intellectual Property set forth in Schedule 1-B (collectively, the “Acquired IP”);

(c)the Leases set forth in Schedule 1-C (the “Acquired Leases”); and

(d)all other properties, assets and rights of every nature, whether real, personal, tangible, intangible or otherwise and whether now existing or hereinafter acquired, owned (directly or indirectly) by the Company Group and relating to or used or held for use in connection with the Business except for the Excluded Assets (the “Acquired Seller Assets” and, together with the Acquired Agreements, the Acquired IP, and the Acquired Leases, the “Assets”).

Subject to the terms and conditions hereof, at Closing, the Assets shall be transferred to Buyer free and clear of all liabilities, obligations, liens and Encumbrances excepting only Assumed Liabilities and Permitted Encumbrances.

1.2Excluded Assets  Notwithstanding anything to the contrary in Section 1.1 or elsewhere in the Agreement, Seller will retain and not sell transfer, assign or deliver, and Buyer will not purchase or acquire, the assets set forth in Schedule 1-D (the “Excluded Assets”).

1.3Assumption of Liabilities  Subject to the terms and conditions hereof, at the Closing Buyer shall assume and agree to pay, perform, assume and discharge when due the following liabilities existing at or arising on or after the Closing Date (collectively, the “Assumed Liabilities”):

(a)all liabilities relating to the Assets, including trade and other accounts payable as set forth in the Estimated Closing Statement, that have been incurred in the ordinary course of business and are reflected on the Estimated Closing Balance Sheet included in the Estimated Closing Statement;

(b)all Taxes imposed with respect to, arising out of, or relating to the operation of the Business or the ownership of the Assets on or following the Closing Date;

(c)all Liabilities arising after the Closing in respect of the Contracts and Governmental Approvals included in the Assets (other than Liabilities attributable to any failure by the Company Group to comply with the terms thereof prior to the Closing), including, for the avoidance of doubt, Seller’s duties to pay residual compensation to Seller’s agents and affiliates (to the extent such duties arise under such Contracts and are not the result of a breach or failure to perform by the Company Group); and

(d)all Liabilities in respect of Transferred Employees arising after the Closing, other than any Liabilities retained by Seller or its Subsidiaries pursuant to Section 5.1.

1.4Excluded Liabilities  Except as set forth in Section 1.3 or any other provision hereof, Buyer shall not assume any Liabilities of any kind whatsoever (including Taxes of Seller or any Subsidiary of Seller, except as provided in Section 4.10 (Transfer Taxes) and Section 4.11 (Apportioned Obligations) hereof) relating to or arising out of the operation of the Business or the ownership of the Assets on or prior to the Closing other than the Assumed Liabilities (the “Excluded Liabilities”), including, without limitation, (a) any Liabilities in respect of Transaction Expenses, or (b) any Liabilities in respect of Indebtedness.

1.5Consent of Third Parties  Notwithstanding anything to the contrary herein, this Agreement shall not constitute an agreement to assign or transfer any interest in any Permit or Contract or any claim or right arising thereunder if such assignment or transfer without the consent or approval of a Third Party would constitute a Breach thereof or affect adversely the rights of Buyer thereunder, and any such transfer or assignment shall be made subject to such consent or approval being obtained.  In the event any such consent or approval is not obtained prior to Closing the Closing shall occur without any adjustment to the Purchase Price and Seller shall use commercially reasonable efforts to obtain any such consent or approval after the Closing, and Seller will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller in the benefits under any such Permit or Contract (in which case, for avoidance of doubt, the associated Taxes shall be Assumed Liabilities), including performance by Seller as agent, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. Seller shall bear all reasonable costs of seeking any such consent or approval. Nothing in this Section 1.5 shall be deemed a waiver by Buyer of its right to receive prior to Closing an effective assignment of all of the Assets nor shall this Section 1.5 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 1.1.

1.6Purchase Price  The aggregate purchase price payable to Seller for the Assets shall equal (i) Three million dollars ($3,000,000), subject to adjustment as set forth herein (such aggregate amount, the “Closing Purchase Price”), plus (ii) 20% of the Earnout Amount (as defined in, and to be paid pursuant to the percentages set forth in Section 1.12(d) of, that certain Asset Purchase Agreement among Parent, Buyer, Flow Payments LLC and the other parties thereto dated as of the date hereof) (if any) (together with the Closing Purchase Price, the “Purchase Price”).  The Closing Purchase Price shall consist of the following:

(a)An amount in cash (the “Cash Consideration”) equal to Two Million Four Hundred Thousand dollars ($2,400,000) (the “Base Cash Consideration”), plus Closing Cash, plus the Closing Working Capital Excess Amount (if any), less the Closing Working Capital Deficiency Amount (if any), payable at the times and in the manner set forth in Section 1.7; and

(b)A number of shares of common stock of Parent (the “Parent Stock”) equal to Six Hundred Thousand dollars ($600,000) divided by the Closing VWAP (the “Shares), payable at the times and in the manner set forth in Section 1.7.”

1.7Closing Date Payment and Issuance. At the Closing:

(a)Buyer shall pay to Seller an amount equal to (x) the Estimated Cash Consideration, less (x) the Payoff Amount, less (y) the Adjustment Holdback Amount less (z) the Indemnity Escrow Holdback Amount (such amount, the “Closing Cash Payment”), in cash, by wire transfer of immediately available funds to the account designated in writing by Seller;

(b)Buyer shall pay, or cause to be paid, by wire transfer of immediately available funds, the amounts payable pursuant to the Payoff Letters (the “Payoff Amount”) to the account(s) designated in the Payoff Letters;

(c)Buyer shall deposit, or cause to be deposited, the Adjustment Holdback Amount with the Escrow Agent in accordance with the Escrow Agreement as security for any downward post-closing adjustment to the Purchase Price pursuant to Section 1.9;

(d)Buyer shall deposit, or cause to be deposited, the Indemnity Escrow Holdback Amount with the Escrow Agent in accordance with the Escrow Agreement as security for any indemnification claims made against Seller pursuant to Article VII;

(e)Buyer or Parent shall issue, or cause to be issued, to Seller (x) the Non-Indemnity Holdback Shares in book-entry form, and Buyer or Parent shall cause the record ownership of such Non-Indemnity Holdback Shares to be in the name of Seller (or in the names and percentage allocations of such other Persons as Seller may request via written notice to Buyer and Parent on a date that is no less than five (5) Business Days prior to Closing, all of whom shall be members of Seller), and (y) the Indemnity Holdback Shares in certificated form, and Buyer or Parent shall cause the record ownership of such Indemnity Holdback Shares to be in the name of Seller, subject to the Indemnity Holdback Share Pledge and the share lockup restrictions set forth in Section 1.9(d); provided, that, Buyer, Parent and Seller agree that if the Non-Indemnity Holdback Shares are issued directly to the members of Seller, each of the parties hereto shall treat each such issuance of shares for all Tax reporting purposes as a transfer to Seller, followed by a transfer by Seller to its members; and

(f)the Parties shall deliver or cause to be delivered the documents set forth in Section 1.10.

1.8Closing  Subject to the terms and conditions of this Agreement, the purchase and sale of the Assets and the assumption of the Assumed Liabilities contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 am, Eastern time, on the date that is not more than five (5) Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Goodwin Procter LLP, 601 Marshall Street, Redwood City, California, or remotely via electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”); provided that any requirement to deliver documents at the Closing may be satisfied by the electronic delivery of facsimile or portable document format signatures in accordance with Section 9.5.

1.9Estimated Closing Statement; Purchase Price Adjustment

(a)Estimated Closing Statement. At least three (3) Business Days prior to the anticipated Closing Date, Seller shall deliver to Buyer a written statement (the “Estimated Closing Statement”) consisting of (i) Seller’s good faith estimate in reasonable detail (in each case determined as of the Calculation Time, without giving effect to the transactions contemplated by this Agreement to take place at the Closing, in accordance with the Accounting Principles) of (x) the Closing Balance Sheet (the “Estimated Closing Balance Sheet”), (x) Closing Cash (“Estimated Closing Cash”), (y) Closing Working Capital (the “Estimated Closing Working Capital”) and each element thereof, (z) the amount by which such Estimated Closing Working Capital differs from the Target Closing Working Capital (which may positive, negative or zero) and (ii) the Payoff Amount. If the Estimated Closing Working Capital as set forth in the Estimated Closing Statement is greater than Target Closing Working Capital, the “Estimated Working Capital Excess Amount” shall equal Estimated Closing Working Capital minus Target Closing Working Capital.  If the Estimated Closing Working Capital as set forth in the Estimated Closing Statement is less than Target Closing Working Capital, the “Estimated Working Capital Deficiency Amount” shall equal Target Closing Working Capital minus Estimated Closing Working Capital.  The “Estimated Cash Consideration” for purposes of Section 1.7 shall equal the Base Cash Consideration, plus the Estimated Closing Cash, plus the Estimated Working Capital Excess Amount (if any), less the Estimated Closing Working Capital Deficiency Amount (if any).

(b)Post-Closing Purchase Price Adjustment.  No later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver a statement (the “Final Closing Statement”) consisting of the Buyer’s good faith estimate in reasonable detail (and, in each case, determined as of the Calculation Time without giving effect to the transactions contemplated by this Agreement to take place at the Closing) and in accordance with the Accounting Principles, (i) the Closing Balance Sheet, (ii) the Closing Cash, (iii) the Closing Working Capital, (iv) the Closing Working Capital Excess Amount (if any), (v) the Closing Working Capital Deficiency Amount (if any), and (vi) the Cash Consideration.  During the forty-five (45) day period following Buyer’s delivery of the Final Closing Statement, Seller shall have, for the purposes of evaluating the Final Closing Statement, reasonable access (A) to the appropriate books and records of Buyer, including working papers, supporting schedules, calculations and other documentation used in the preparation of the Final Closing Statement and (B) to Buyer’s officers, employees, agents and representatives as may be reasonably required in connection with the review or analysis of the Final Closing Statement.  The Final Closing Statement and the Cash Consideration set forth therein shall be final and binding upon the Parties, and deemed accepted by Seller, unless within forty-five (45) days after Seller’s receipt thereof, Seller provides Buyer with a written Objection Notice with respect to the Final Closing Statement (an “Objection Notice”).  The Objection Notice shall specify in reasonable detail each item on the Final Closing Statement that Seller disputes and the nature of any objection so asserted and shall be limited to disputes or objections based on mathematical errors or based on Cash Consideration not being calculated in accordance with this Agreement (including, without limitation, not being calculated in accordance with the Accounting Principles).  Seller shall be deemed to have agreed with all amounts and items contained in the Final Closing Statement to the extent such amounts and items are not raised in the Objection Notice.  If Seller properly delivers an Objection Notice, any dispute raised therein shall be resolved pursuant to the procedures set forth in Section 1.11.

(c)Final Cash Consideration.  The Cash Consideration shall be finally determined pursuant to Section 1.9(b) and, if applicable, Section 1.11. No later than five (5) Business Days after the date on which the Cash Consideration is finally determined:

(i)if Cash Consideration equals or exceeds Estimated Cash Consideration, then (x) Buyer shall pay to Seller an amount in cash equal to any excess of Cash Consideration over Estimated Cash Consideration (without any interest thereon) by wire transfer of immediately available funds to the account designated in writing by Seller and (y) Buyer and Seller shall jointly direct the Escrow Agent to release the full Adjustment Holdback Amount to Seller;

(ii)if Estimated Cash Consideration exceeds Cash Consideration, then Buyer and Seller shall jointly direct the Escrow Agent to (x) release to Buyer from the Adjustment Holdback Amount an amount equal to such excess and (y) to the extent the Adjustment Holdback Amount is greater than such excess, to release to Seller any remaining portion of the Adjustment Holdback Amount; and

(iii)if Estimated Cash Consideration exceeds Cash Consideration, and the excess is greater than the Adjustment Holdback Amount, (x) Buyer and Seller shall jointly direct the Escrow Agent to release to Buyer the full amount of the Adjustment Holdback Amount and (y) Seller shall pay to Buyer, in cash (without any interest thereon), by wire transfer of immediately available funds to the account designated in writing by Buyer, an amount equal to (1) the excess of Estimated Cash Consideration over Cash Consideration minus (2) the Adjustment Holdback Amount, and (z) if Seller fails to make the payment to Buyer pursuant to the foregoing clause (y) then, in addition to any other rights or remedies available to Buyer, Buyer shall be entitled to claim any amounts due to Buyer pursuant to this Section 1.9(c)(iii) from the Indemnity Holdback Amount.

(d)Indemnity Holdback Amount.  Until (and including) the Holdback Release Date, and in order to secure Seller’s indemnification obligations set forth in Article VII, (i) the Escrow Agent will retain the Indemnity Escrow Holdback Amount, which shall be paid or released in accordance with Section 7.6(c), (ii) Seller will retain, and will not sell, transfer, assign or otherwise distribute to its members or any other Person, any right, title or interest of any kind in the Indemnity Holdback Shares, other than as contemplated by Article VII (the “Indemnity Holdback Restriction”), and (iii) Seller will grant to Buyer a perfected first priority security interest in the Indemnity Holdback Shares (the “Indemnity Holdback Share Pledge”).

1.10Deliveries at Closing

(a)At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(i)duly executed counterpart to bills of sale, in forms and substance satisfactory to Buyer, with respect to the Assets (the “Bills of Sale”);

(ii)a duly executed counterpart to an assignment and assumption agreement, in form and substance satisfactory to Buyer, with respect to the Acquired

Agreements and the Assumed Liabilities relating thereto (the “Agreements Assignment and Assumption Agreement”);

(iii)a duly executed counterpart to assignment and assumption agreements, in form and substance satisfactory to Buyer, with respect to the Acquired IP and the Assumed Liabilities relating thereto (the “IP Assignment and Assumption Agreements”);

(iv)a duly executed counterpart to an assignment and assumption agreement, in form and substance satisfactory to Buyer, with respect to the Acquired Leases and the Assumed Liabilities relating thereto (the “Lease Assignment and Assumption Agreement”);

(v)a duly executed counterpart to an assignment and assumption agreement, in form and substance satisfactory to Buyer, with respect to the Assumed Liabilities not otherwise assumed pursuant to the agreements set forth in paragraphs (ii) to (iv) above (the “Other Assumed Liabilities Assignment and Assumption Agreement”);

(vi)a duly executed counterpart to the Escrow Agreement;

(vii)copies of all notices, consents (including consents to assignment), compliance with notices (or waivers thereto) of rights of first refusal or similar rights, approvals, and certain other assignments as directed by Buyer, with respect to the Contracts (including the Acquired Agreements, Acquired IP and Acquired Leases) set forth in Schedule 1.10(a)(vii), in each case, in form and substance satisfactory to Buyer;

(viii)a true and correct copy of the resolutions of Seller’s managers authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(ix)a true and correct copy of the Seller Member Approval;

(x)a true and correct copy of each Payoff Letter, duly executed by each borrower and creditor thereunder, in customary form reasonably satisfactory to the Buyer and providing for the termination of such Indebtedness and related documents and the termination and release of all Encumbrances securing such Indebtedness;

(xi)a duly executed certificate pursuant to Treasury Regulations Section 1.1445-2(b) evidencing that Seller is not a foreign person within the meaning of Section 1445 and Section 1446 of the Code;

(xii)documents evidencing the Indemnity Holdback Share Pledge, reasonably satisfactory to Buyer;

(xiii)a true and correct copy of Seller’s IRS Form W-9;

(xiv)duly completed at-will onboarding documentation of Key Employees;

(xv)a duly executed copy of employment agreement by Brett Husak, in form and substance satisfactory to Buyer, providing for an annual cash salary of $300,000, a grant of 100,000 restricted stock units, such RSUs shall vest over three years, a discretionary bonus as of 2023, and customary non-competition and non-solicitation covenants in favor of the Buyer; and

(xvi)such other documents as Buyer may reasonably request to effect the intent of this Agreement and consummate the transactions contemplated hereby.

(b)At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i)a duly executed counterpart to the Bills of Sale;

(ii)a duly executed counterpart to the Agreement Assignment and Assumption Agreement;

(iii)duly executed counterparts to the IP Assignment and Assumption Agreements;

(iv)a duly executed counterpart to the Lease Assignment and Assumption Agreement;

(v)a duly executed counterpart to the Other Assumed Liabilities Assignment and Assumption Agreement;

(vi)duly executed counterparts to at-will on-boarding documentation of Key Employees;

(vii)a duly executed counterpart to the Escrow Agreement;

(viii)a duly executed copy of employment agreement by Brett Husak, in form and substance satisfactory to Buyer, providing for an annual cash salary of $300,000, a grant of 100,000 restricted stock units, each of which shall vest over three years, a discretionary bonus as of 2023, and customary non-competition and non-solicitation covenants in favor of the Buyer; and

(ix)such other documents as the Seller may reasonably request to effect the intent of this Agreement and consummate the transactions contemplated hereby.

1.11Post-Closing Dispute Resolution Procedures  During the thirty (30) Business Day period following the date on which a proper Objection Notice is received by Buyer, Buyer and Seller shall seek in good faith to resolve any objections contained therein.  If Buyer and Seller are unable to resolve the dispute within such thirty (30) Business Day period, then any disputed matter set forth in the Objection Notice, as the case may be, that remains unresolved shall be submitted by Buyer for final determination to Marcum LLP or, if Marcum LLP declines to serve, such other independent accounting firm of national reputation selected by the mutual agreement of Buyer and Seller (the “Independent Accounting Firm”).  The Independent Accounting Firm shall, based solely on the presentations made by Buyer and Seller and within thirty (30) days after its appointment, render a written report as to the calculation of the Closing Working Capital; provided that in no event shall the Independent Accounting Firm’s determination of Cash Consideration, as the case may be, be outside the range of disagreement between Buyer and Seller.  The Independent Accounting Firm shall have exclusive jurisdiction over, and resort to the Independent Accounting Firm shall be the sole recourse and remedy of the Parties against one another or any other Person with respect to, any disputes arising out of or relating to the calculation of Cash Consideration; provided that no Party will be precluded by this sentence from enforcing the determination of the Independent Accounting Firm.  The Independent Accounting Firm’s determination shall be conclusive and binding on all Parties and shall be enforceable in a court of law. In connection with the resolution of any dispute, each Party shall pay its own fees and expenses, including legal, accounting and consultant fees and expenses.  The Independent Accounting Firm shall calculate the allocation of its fees and expenses between Buyer and Seller based upon a fraction (expressed as a percentage), (x) the numerator of which is the aggregate dollar value of the amount of Cash Consideration actually contested that is not awarded to Buyer or Seller (as the case may be) and (y) the denominator of which is the aggregate dollar value of Cash Consideration actually contested between the Parties.  For purposes of the preceding sentence, the amount of Cash Consideration actually contested by each of Buyer or Seller shall be determined by reference to their respective written presentations submitted to the Independent Accounting Firm pursuant to this Section 1.11.  For example and solely for the purposes of illustration, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Independent Accounting Firm ultimately resolves such dispute by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the dispute resolution process contemplated by this Section 1.11 will be allocated 30% (i.e., 300 divided by 1,000, expressed as a percentage) to Buyer and 70% (i.e., 700 divided by 1,000, expressed as a percentage) to Seller.

1.12Resereved.

1.13Withholding Rights.  Buyer shall be entitled to deduct and withhold such amounts as it is required to deduct and withhold with respect to the making of any payment under any provision of federal, state, local or foreign Tax Law; provided that Buyer shall use commercially reasonable efforts to notify Seller of such amounts and provide Seller or the relevant recipient a reasonable opportunity to mitigate or eliminate any withholding with respect to payments pursuant to this Agreement and the Parties shall use commercially reasonable efforts to cooperate to eliminate any withholding on payments made pursuant to this Agreement.  To the extent that amounts are so withheld by Buyer and properly remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller. Buyer shall timely pay such withheld amounts to the applicable Governmental Authority.  As of the date hereof, Buyer is not aware of any withholding obligations under any provision of federal, state, local or foreign Tax Law that would require Buyer to deduct or withhold any amounts pursuant to this Section 1.13, subject to receipt of Seller’s IRS Form W-9.

1.14Allocation of Purchase Price  Buyer and Seller agree upon the allocation of the Purchase Price and Assumed Liabilities (the “Aggregate Consideration”) as set forth on Schedule 1.14, subject to adjustments of the Purchase Price pursuant to Section 1.9 and, if applicable, Section 1.11 (the “Allocation Schedule”). The Allocation Schedule shall comply with the allocation method required by Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, shall reflect the parties’ agreement as to the fair market value of each of the Assets immediately prior to Closing, and shall be reflected on IRS Form 8594 (Asset Acquisition Statement under Section 1060), and shall be used by the Parties in preparing their respective income tax returns. The Parties covenant and agree with each other that none of them will take a position on any income tax return or in any other proceeding that is in any way inconsistent with the allocation set forth on Schedule 1.14, subject to adjustments of the Aggregate Consideration (with such adjustments to be allocated among the Assets as reasonably agreed by the parties), except as otherwise required by a taxing authority subsequent to an audit defended in good faith.

1.15Tax Treatment  Any payment by Buyer or Seller, as the case may be, pursuant to Section 1.9 or Article VII will be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer and Parent (except as set forth in the Schedules of Seller, which shall be arranged in sections corresponding to the sections of this Agreement; provided that disclosures in any section of the Schedules shall qualify any other section in this Agreement to which it is reasonably apparent from a reading of such Schedules without assuming any knowledge of the matters disclosed therein that such information is relevant to any other section), as follows:

2.1Organization and Qualification  Seller and each other member of the Company Group is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of its formation, with power and authority to carry on its business (including the Business) and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated, except where the failure to be in good standing or have such authority would not have a Material Adverse Effect. Seller and each other member of the Company Group is duly qualified or licensed to do business in each jurisdiction in which the properties and assets owned, leased or operated by the respective Company Group member in the conduct of the Business or the nature of the Business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.  Seller has delivered to Buyer complete and correct copies of the organizational documents of each member of the Company Group (including the Seller Operating Agreement), in each case, as amended and in effect on the date hereof.  Neither the Seller nor any other member of the Company Group is in violation of any of the provisions of its organizational documents in any material respect.

2.2Contemplated Transactions General Compliance

(a)Enforceability; Authority.  Seller has all requisite power and authority to enter into this Agreement and the other Ancillary Agreements to be executed and delivered by Seller, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, this Agreement constitutes a valid and binding obligation of Seller and any other member of the Company Group, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws affecting creditors’ rights generally and by general principles of equity (whether in a proceeding at law or in equity) (the “Creditor’s Rights Exception”).  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller and any other member of the Company Group, including all actions required pursuant to the terms of the Seller Operating Agreement, and no other proceedings on the part of Seller or any other member of the Company Group are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. The Seller has obtained the Seller Member Approval in accordance with the terms of the Seller Operating Agreement.

(b)No Conflict.  The execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation or performance of any of the transactions contemplated hereby or thereby will not:  (i) conflict with or violate any provisions of the organizational documents of the Seller or any other member of the Company Group; or (ii) Breach any provisions of or result in the termination, cancellation, modification, maturation or acceleration of, any rights or obligations under any Material Contract, Order or Law to which the Seller or any other member of the Company Group is subject or by which any member of the Company Group’s properties or assets is bound except, in the case of this clause (ii), in respect of the notice and consent requirements set forth in Schedule 2.2(d), except in the cases of clauses (i) and (ii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.

(c)Subsidiaries.  Seller has no Subsidiaries.

(d)Consents; Governmental Filings.  Except as set forth in Schedule 2.2(d), neither Seller nor any other member of the Company Group is required as the result of any Law, Order, Material Contract or the acquisition by Buyer of any Asset to (i) give any notice to (including notice to satisfy rights of first refusals or such similar rights of Third Parties) or obtain any consent from any Third Party in connection with the execution and delivery of this Agreement, (ii) obtain consent in connection with the assignment of any Asset to Buyer, (iii) comply with or obtain a waiver regarding any right of first refusal or similar right held by a Third Party in connection with the assignment of any Asset to Buyer, or (iv) obtain approval from a Third Party with respect to any other agreements contemplated hereby or the consummation or performance of any of the transactions contemplated by this Agreement.  No filings or registration with, notification to, or authorization, license, clearance, permit, qualification, waiver, order, consent or approval of any Governmental Authority (collectively, “Governmental Filings”) are required in connection with the execution, delivery and performance of the transactions contemplated by this Agreement by Seller, except as stated on Schedule 2.2(d).

2.3Financial Statements

(a)Attached as Schedule 2.3 are true and complete copies of the Financial Statements.  The Financial Statements have been prepared in accordance with the Accounting Principles and fairly present, as of their respective dates, in all material respects the financial position, results of operation and cash flows of the Business at the dates and for the relevant periods indicated. The balance sheets included in the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Business or the Assets after giving effect to the transactions contemplated hereby (other than the Excluded Assets and the Excluded Liabilities).  The statements of income and retained earnings and statements of cash flows included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Business or the Assets after giving effect to the transactions contemplated hereby (other than the Excluded Assets and the Excluded Liabilities).

(b)Seller has devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with the applicable past accounting practices and to maintain proper accountability for items and (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization.

2.4Indebtedness  Schedule 2.4 sets forth the Indebtedness of Seller and each other member of the Company Group as of the date of this Agreement, other than current liabilities incurred in the ordinary course of business consistent with past practice.

2.5No Undisclosed Liabilities  Neither Seller nor any other member of the Company Group has any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Business or the Assets except (a) as set forth on Schedule 2.4 or Schedule 2.5, (b) as and to the extent reflected, disclosed or reserved against in the Latest Balance Sheet or specifically disclosed in the notes thereto and (c) for liabilities and obligations that were incurred after the Latest Balance Sheet Date in the ordinary course of business consistent with past practice and reflected in the Estimated Closing Balance Sheet included in the Estimated Closing Statement.

2.6Absence of Certain Changes  Except as set forth in Schedule 2.6 or as otherwise expressly contemplated by this Agreement, from the Latest Balance Sheet Date until the date of this Agreement, (a) the Business has been conducted in all material respects in the ordinary course of business, (b)  there have been no changes, events, results, occurrences, states of fact, circumstances or developments that would constitute a Material Adverse Effect and (c) Seller has not taken (or not taken) any action that, if taken (or not taken) from the date hereof would have required Buyer’s consent under Section 4.1.

2.7Material Contracts

(a)Schedule 2.7(a) sets forth all Contracts, of the type described below, to which Seller and any other member of the Company Group is a party and relate to the Business or the Assets or by which any of the Assets are bound, other than the Indebtedness disclosed pursuant to Section 2.4; Leases disclosed pursuant to Section 2.8(c); the Inbound Licenses and Outbound Licenses; the Benefit Plans disclosed pursuant to Section 2.13(a); the insurance policies disclosed pursuant to Section 2.16, and the Affiliate Contracts disclosed pursuant to Section 2.17 (all such Contracts, together with the Contracts disclosed on Schedule 2.7(a), the “Material Contracts”):

(i)each Contract that involves aggregate consideration in excess of $10,000 and that, in each case, cannot be cancelled by Seller without penalty or without more than thirty (30) days’ notice;

(ii)each Contract or group of related Contracts with the same party for the purchase by any member of the Company Group of products or services (A) under which the undelivered balance exceeds $10,000, or (B) which based on monthly payments prior to the Closing Date, involves a payment obligation of any member of the Company Group in excess of $3,000 individually or in the aggregate;

(iii)each Contract or group of related Contracts with the same party for the sale of products or services by any member of the Company Group (A) under which the undelivered balance exceeds $10,000, or (B) which based on monthly payments prior to the Closing Date, involves a payment obligation to any member of the Company Group in excess of $3,000 individually or in the aggregate;

(iv)each Contract that requires a member of the Company Group to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(v)each Contract that (A) prohibits any member of the Company Group from engaging in any line of business or competing with any Person or in any geographic area (B) restricts the Persons to whom a member of the Company Group may sell products or deliver services, (C) contains an exclusivity obligation, most-favored-nation provision or “best price” obligation enforceable against a member of the Company Group;

(vi)each Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any asset of a member of the Company Group;

(vii)each Contract pursuant to which a member of the Company Group has acquired or disposed of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(viii)each Contract for the employment of any officer or individual employee, and any Contract for the provision of consulting services by any individual person or any Contract for the provision of services by any independent contractor, in each case which involves aggregate consideration in excess of $10,000 per year and which cannot be terminated without penalty by the member of the Company Group party thereto on notice of thirty (30) days or less;

(ix)any Contract that is a settlement or conciliation agreement with any Governmental Authority or Person, relating to the resolution or settlement of an actual or threatened Action and pursuant to which the Company Group will have any material outstanding obligation after the date of this Agreement;

(x)all Contracts that provide for the indemnification by a member of the Company Group of any Person or the assumption of liability of any Person and that are otherwise Material Contracts;

(xi)each lease or agreement under which a member of the Company Group is lessor of, or permits any third party to hold or operate, any tangible property, real or personal, owned by any member of the Company Group;

(xii)all Contracts with any Governmental Authority;

(xiii)any Contracts that provide for any joint venture, partnership or similar arrangement by any member of the Company Group;

(xiv)all collective bargaining agreements or Contracts with any union or other labor organization;

(xv)all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(xvi)each Contract pursuant to which a member of the Company Group may be required to pay commissions or royalty payments; and

(xvii)any Contract involving a franchise arrangement with any third party (including an Affiliate Contract) involving any Company Group Intellectual Property.

(b)Each Material Contract is valid and binding on the member of the Company Group that is party thereto in accordance with its terms and is in full force and effect, subject to the Creditor’s Rights Exception.  Neither Seller nor, to Seller’s Knowledge, any other party thereto is in Breach in any material respect under any Material Contract.  To Seller’s Knowledge, the other parties to the Material Contracts have fully complied with their obligations thereunder.  Except as set forth in Schedule 2.7(b), no party has delivered written notice of termination and, to Seller’s Knowledge, no party has threatened to exercise any termination right with respect to any Material Contract. Except as set forth in Schedule 2.7(b), to Seller’s Knowledge, no event or circumstances has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. True, correct and complete copies of the Material Contracts, including all amendments, schedules, exhibits and other attachments thereto, have been delivered to Buyer prior to the date hereof.

(c)Except as set forth in Schedule 2.7(c), no consent of or notice to any Third Party is required under any Material Contract as a result of or in connection with, and the terms of and enforceability of any Material Contract will not be affected by, the execution, delivery and performance of this Agreement or any of the other agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

2.8Assets

(a)Title to Assets, etc.  Seller (or another member of the Company Group, as applicable) has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the Assets except as may be disposed of in the ordinary course of business consistent with past practice after the date hereof and in accordance with this Agreement, in each case free and clear of any Encumbrance other than Permitted Encumbrances.  Other than this Agreement, there are no agreements with, options or rights granted in favor of, any person to directly or indirectly acquire any Asset, or any interest therein or any tangible properties or assets of a member of the Company Group, other than as set forth in Schedule 2.2(d).  No tangible assets or properties used by each member of the Company Group in the conduct of its business, as currently conducted, are held in the name or in the possession of any person or entity other than such member of the Company Group.  There are no voting trusts, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale (including any rights of first refusal, rights of first offer or drag-along rights), issuance (including any pre-emptive or anti-dilution rights), redemption or repurchase (including any put or call or buy-sell rights), or registration (including any related lock-up or market standoff agreements) with respect to any of the Assets or any member of the Company Group, except as set forth in Schedule 2.2(d).

(b)Sufficiency of Assets, etc.  The Assets constitute all of the assets required for the conduct of the Business as conducted on the date hereof.  To the Knowledge of Seller, there are no facts or conditions affecting any material Assets which would reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Assets.

(c)Real Property and Leases.  No member of the Company Group currently owns or has in the past owned any real property.  Schedule 2.8(c) sets forth true and correct addresses of all real property leased or rented by any member of the Company Group (the “Leased Property”). The Leased Property constitutes all of the facilities used or occupied in the conduct of the Business as currently conducted.  Each parcel of the Leased Property is the subject of a written lease agreement (each, a “Lease”), and there are no oral terms inconsistent with the written terms thereof. To the Knowledge of Seller, the Company Group’s use and operation of the Leased Property conform to all applicable Laws, Permits and Orders in all material respects.  Seller has not received written notice from landlords or any Governmental Authority that: (i) relates to violations of building, zoning, safety or fire ordinances or regulations; (ii) claims any defect or deficiency with respect to any of such properties; or (iii) requests the performance of any repairs, alterations or other work to the Leased Property, in each case that has not been subsequently addressed or corrected. Except as set forth in Schedule 2.8(c), Seller and each other member of the Company Group has exclusive possession of each Leased Property, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other party or parties the right of use or occupancy with respect to such Leased Property.  The Leased Property has been supplied with utilities and other services reasonably sufficient for the operation of the Business as currently conducted. All Leases are valid and binding agreements, enforceable in accordance with their respective terms, are in full force and effect and are not in default.

2.9Intellectual Property

(a)All of the Intellectual Property Assets are held by Seller or another member of the Company Group and are Assets being acquired pursuant to Article I of this Agreement. Schedule 2.9(a) lists all issued patents, registered trademarks, registered copyrights, registered domain names and all applications for the registration or issuance of any of the foregoing owned by or exclusively licensed to any member of the Company Group that are Intellectual Property Assets (collectively, the “Business Registered Intellectual Property”), indicating as to each item as applicable:  (i) the jurisdictions in which such item is issued or registered or in which any application for issuance or registration has been filed, (ii) the respective issuance, registration, or application number of the item, (iii) the dates of application, issuance or registration of the item, (iv) expiration dates (for domain names only), and (v) name of registrant.

(b)Each item of the Business Registered Intellectual Property is (i) subsisting in good standing, and not the subject of any pending or, to Seller’s Knowledge, threatened proceeding before any Governmental Authority challenging its extent, validity, enforceability or Seller’s ownership thereof (except in the course of prosecution thereof), and (ii) to Seller’s Knowledge and excluding applications, valid and enforceable.

(c)Schedule 2.9(c) lists all material Contracts, to which a member of the Company Group is a party, relating to the development, ownership, or license of any rights under any Intellectual Property Assets, including licenses, sublicenses, consents and other agreements:  (i) by which any member of the Company Group is authorized to use any material Intellectual Property Assets (“Inbound Licenses”), other than commercially available off the shelf software that is not incorporated into any commercial product or service of any member of the Company Group that is software, for which the relevant member of the Company Group pays less than $10,000 in licensing or other fees per annum; (ii) by which any member of the Company Group is restricted from the use or exploitation of any material Intellectual Property Assets (including, co-existence agreements and settlement agreements); (iii) by which an Intellectual Property Asset owned or purported to be owned by a member of the Company Group is or has been developed for such member of the Company Group, assigned to such member of the Company Group, or assigned by such member of the Company Group to a Third Party (excluding agreements with Employees and contractors entered into in the ordinary course of business that grant all rights in such IP to such member of the Company Group); and (iv) by which a member of the Company Group authorizes a Third Party to use any material Intellectual Property Assets (“Outbound Licenses”), other than non-exclusive licenses granted in the ordinary course of business to (A) customers of the Business pursuant to standard end-user agreements of each member of the Company Group (to the extent applicable), the form of which has been provided to special counsel for Buyer, consistent with past practice in connection with the use of products or services of the Business, or (B) service providers, distributors or other business partners in the ordinary course of business, in connection with the performance of services for the Business or relevant activities regarding its products or services.

(d)Seller has taken all reasonable measures and steps to protect all confidentiality and value of the Intellectual Property Assets.

(e)All former and current employees and contractors of each member of the Company Group that have been involved in the development of any Intellectual Property for a member of the Company Group have executed written instruments with the applicable member of the Company Group that assign to such member of the Company Group all rights, title and interest in and to any and all such Intellectual Property, including as applicable, inventions, improvements, ideas, discoveries, developments, writings, works of authorship, know-how, processes, methods, technology, data, information and other intellectual property.

(f)The Seller or another member of the Company Group is the sole owner of the Intellectual Property Assets that are owned by the Company Group, free and clear of all Encumbrances, except Permitted Encumbrances or any requirement of any past (if outstanding), present or future payment. The Seller or another member of the Company Group owns all right, title and interest in and to, or has a valid and enforceable license, sublicense, or right to use, all of the Intellectual Property Assets used in and necessary for the conduct of the Business.

(g)Except as set forth in Schedule 2.9(g), neither the Seller nor any other member of the Company Group has any pending, unresolved notice, claim, demand or other assertion since January 1, 2018 made to or, as of the date hereof, from any other Person, including for the avoidance of doubt, any cease and desist letter or offer of license, (i) alleging any infringement, dilution or misappropriation (including, challenging the use) by a member of the Company Group of any other Person’s Intellectual Property with respect to the Business, (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property Assets owned by a member of the Company Group or (iii) relating to the security of Company Data.

(h)Except as set forth in Schedule 2.9(h), (i) to Seller’s Knowledge the operation of the Business or any activity by any member of the Company Group with respect to the Business does not infringe upon, violate or constitute misappropriation of, and has not infringed, violated or constituted misappropriation of, the Intellectual Property of any other Person, provided that the foregoing representation and warranty shall with respect to patent infringement be limited to Seller’s Knowledge, and (ii) to Seller’s Knowledge, the Intellectual Property Assets owned by a member of the Company Group and used in the operation of the Business has not been infringed, diluted or misappropriated by any other Person.

(i)Buyer has reviewed Seller’s privacy policies located on Seller’s applicable websites and domains, including any security and data privacy policies maintained on each website and each mobile application of Seller (collectively, “Company Data”), which are compliant with applicable Law in all material respects. The Company Group’s practices with regard to the collection, dissemination, safeguarding and use of Company Data are and have been in compliance with all Privacy Commitments.  The Seller and the Company Group have taken all organizational, physical, administrative and technical measures required by Privacy Commitments and consistent with standards prudent in the industry in which the Seller and the Company Group operate to protect the integrity, security and operations of all Assets, IT Infrastructure and all Personal Information. To Seller’s Knowledge, there has been no material loss of, or intentional and unauthorized access, use, disclosure or modification of any Company Data.  Neither Seller nor any other member of the Company Group has received any inquiries from or been subject to any audit or Litigation by any Governmental Authority regarding Company Data.  No Litigation alleging (a) a material violation of any person’s privacy rights or (b) unauthorized access, use or disclosure of Company Data has been asserted or threatened against Seller or any other member of the Company Group.

(j)In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of the Seller and/or the Company Group, the Seller and Company Group have in accordance with applicable Privacy Commitments entered into valid, binding an enforceable written data processing agreements with any such third party to protect and secure Personal Information from data security incidents and restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement.

2.10Litigation  Except as set forth on Schedule 2.10, since January 1, 2018, there has not been, and there is no pending or, to Seller’s Knowledge, threatened Litigation or Order:  (i) by or against any member of the Company Group or any of the Assets; (ii) that challenges the transactions contemplated by this Agreement and the agreements contemplated hereby; or (iii) that seeks to enjoin or prohibit consummation of, or seeks other equitable relief with respect to, the transactions contemplated by this Agreement and the agreements contemplated hereby.  There is no unsatisfied judgment or any open injunction binding upon any member of the Company Group that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Seller to enter into and perform its obligations under this Agreement. Since January 1, 2018, there have been no misclassification claims regarding any employee (including any Business Employee) or independent contractor against Seller or any other member of the Company Group.

2.11Compliance with Laws or Orders; Permits; Regulatory

(a)Except as set forth on Schedule 2.11(a), since January 1, 2018, to the Knowledge of Seller, no member of the Company Group is or has been in Breach of any Law or Order in any material respect.  Since January 1, 2018, no member of the Company Group has received notice of any violation of any applicable Law from any Governmental Authority.

(b)Seller holds and is in compliance with, to the extent required by applicable Law, all Permits required for the conduct of the Business and such Permits required for the conduct of the Business are Assets being acquired pursuant to Article I of this Agreement.  Schedule 2.11(b) lists all Permits issued in connection with the Business, including the names of the Permits, their holders, and their respective dates of issuance and expiration.

2.12Environmental Matters Seller has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to the Business or the Assets and the use and ownership thereof.  No violation by any member of the Company Group is being or has been alleged in writing or, to the Knowledge of Seller, orally of any applicable Environmental Law relating to the Business or the Assets or the use or ownership thereof.

2.13Employee Benefit Plans

(a)Schedule 2.13(a) sets forth a complete and correct list of all material Company Benefit Plans. None of the Company Benefit Plans is a Standalone Plan and, except as set forth on Schedule 2.13(a), neither the Seller nor any other member of the Company Group has any Liabilities under, or with respect to, any Company Benefit Plan. With respect to each material Company Benefit Plan, Seller has made available to Buyer a complete and correct copy or, if not written, summary of the applicable plan document.

(b)Each Company Benefit Plan (including any related trust) has been established, operated and administered in substantial compliance with its terms and applicable Laws, including ERISA, the Code, and the Patient Protection and Affordable Care Act of 2010. No Company Benefit Plan is intended to be qualified under Section 401(a) of the Code and no member of the Company Group has maintained, sponsored or contributed to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code. As of the date of this Agreement, there is no pending or, to Seller’s Knowledge, threatened material Action relating to any Company Benefit Plan with respect to the Business Employees, except for routine claims for benefits, which could reasonably be expected to result in any material liability to the Company.

(c)No member of the Company Group or any of their ERISA Affiliates has ever (i) maintained, sponsored, contributed to or has any obligation to contribute to (whether contingent or otherwise) any plan that is subject to Title IV of ERISA,  or (ii) has any liability (contingent or otherwise) with respect to, any plan that is subject to Title IV of ERISA. There are no circumstances under which Buyer or any of its Affiliates could reasonably expect to be assessed any Liability under Title IV of ERISA or Section 412 or 430 of the Code by reason of being treated as a single Person with Seller and its Affiliates prior to the Closing. No Company Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or is a “multi-employer plan” (as defined in Section 3(37) of ERISA).  The Company has not withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation.  No Company Benefit Plan provides welfare benefits after termination of employment except to the extent required by Section 4980B of the Code.

(d)Except as set forth on Schedule 2.13(d), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not, whether alone or in combination with any other event, (i) entitle any Business Employee to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any Business Employee, (iii) result in any forgiveness of indebtedness, trigger any funding obligation in respect of any Company Benefit Plan or otherwise or (iv) result in any “payment” to any “disqualified individual” (in each case within the meaning of Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).  No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from any member of the Company Group as a result of the imposition of the excise Taxes under Section 4999 of the Code or any Taxes required by Section 409A of the Code or due to loss of any Tax deduction under Section 280G of the Code.

2.14Labor

(a)Schedule 2.14(a) sets forth a list, as of the date hereof, of all Business Employees. Seller has provided or made available to Buyer, as of the date hereof, for each Business Employee, such employee’s title, annual base salary, the date of hire of each such employee and each such employee’s principal work location.

(b)No member of the Company Group is a party to, or bound by, any collective bargaining agreement and there are no labor unions or other organizations representing, or to the Seller’s Knowledge purporting or attempting to represent any Business Employees.  There is no pending or, to Seller’s Knowledge, threatened, and there has not been, any strike, lockout, slowdown, or work stoppage by or with respect to the Business Employees.  The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the execution and delivery of this Agreement by the Seller or the consummation of the transactions contemplated hereby. There is no unfair labor practice charge or complaint, grievance or labor arbitration, pending or threatened, against Seller before the National Labor Relations Board or any Governmental Authority or arbitrator.

(c)To the Knowledge of Seller, Seller, each other member of the Company Group, and each of their Affiliates is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment or engagement, fair employment practices, employment standards, workers’ compensation, meal and rest breaks, occupational safety and health requirements, plant closings, wages and hours, pay equity, worker classification, benefit plan participation, discrimination, sexual harassment, affirmative action, work authorization, immigration, Form I-9 matters, requirements, guidelines and recommendations in response to the COVID-19 pandemic (including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act or the American Rescue Plan Act), continuation coverage under group health plans, pension commitments, disability rights or benefits, equal opportunity, human rights, labor relations, employee leave issues and unemployment insurance and related matters.   With respect

to each individual who has rendered services to or on behalf of the Business, whether directly or indirectly (including through a third person), Seller, each other member of the Company Group, and each of their Affiliates has accurately classified each such individual as an employee, independent contractor, or otherwise under any and all applicable Laws, and each such individual classified as an employee has been properly classified as exempt or nonexempt under any and all applicable Laws. Seller and its Affiliates have not, any time within the six (6) months preceding the date of this Agreement, had any “plant closing” or “mass layoff” (as defined in the WARN Act) or other terminations of employees that would create any obligations upon, or liabilities for Buyer under the WARN Act or similar state and local laws.

(d)Except as would not result in material liability for the Company Group: (i) each member of the Company Group has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current or former employees and independent contractors, (ii) each individual currently employed, or who was since January 1, 2018 employed, by a member of the Company Group is and has been properly classified under applicable wage and hour Laws, and (iii) each individual who is providing, or since January 1, 2018 has provided, services to a member of the Company Group and is and has been classified or treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(e)There are no complaints, lawsuits or other proceedings pending or, to Seller’s Knowledge, threatened against Seller, any other member of the Company Group, or any of their Affiliates brought by or on behalf of any Business Employee or any current or former prospective employee or individual service provider of Seller or any other member of the Company Group, including any pending or threatened complaint filed by any such individual with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any equivalent Governmental Authority responsible for the prevention of unlawful employment practices.

(f)There is no pending or, to Seller’s Knowledge, threatened claim or litigation against Seller or any member of the Company Group with respect to allegations of sexual harassment, discrimination or other workplace misconduct, and (i) there have been no reported internal or external complaints accusing any supervisory or managerial Business Employee (or employee of Seller, any member of the Company Group, and their Affiliates who performed services for the Business) of sexual harassment, discrimination or other workplace misconduct and (ii) there has been no settlement of, or payment arising out of or related to, any litigation or complaint with respect to sexual harassment, discrimination or other workplace misconduct.  No member of the Company Group reasonably expects any material liabilities with respect to any allegations of sexual harassment, discrimination or other workplace misconduct, and no member of the Company Group is aware of any such allegations relating to its officers, directors, employees, contractors, or agents that, if known to the public, would bring the Company Group into material disrepute.

2.15Taxes

(a)All Tax Returns required to have been filed with respect to the Business, the Assets, Seller and any other member of the Company Group have been duly and timely filed.  All such

Tax Returns were correct and complete in all material respects.  Except as set forth on Schedule 2.15(a), all Taxes due and owing by Seller (or any other member of the Company Group) with respect to the Business or the Assets have been duly and timely paid.  Neither Seller (nor any other member of the Company Group) is currently the beneficiary of, or has made any currently outstanding request with respect to the Business or Assets for, any extension of time within which to file any Tax Return.  No written notice of a claim  is currently outstanding by a Governmental Authority in a jurisdiction where Seller (or any other member of the Company Group) does not pay a particular type of Tax or file a particular type of Tax Return that Seller (or any other member of the Company Group) is or may be subject to such taxation by, or required to file any such Tax Return with, that jurisdiction, in each case in respect of the Business or the Assets.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets.

(b)All Taxes required to have been withheld with respect to the Business or the Assets have been duly and timely withheld and such withheld Taxes have been either duly and timely paid to the proper Governmental Authority or properly set aside in accounts for such purpose.

(c)Except as set forth on Schedule 2.15(c), no Tax audits, investigations or administrative or judicial Tax proceedings are currently being conducted in respect of the Business or the Assets.  Neither Seller nor any other member of the Company Group has received from any Governmental Authority (including jurisdictions where Seller or such other member of the Company Group has not filed a Tax Return) in respect of the Business or the Assets any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by such Governmental Authority, in the case of each of (i) through (iii), that has not been resolved.

(d)Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case in respect of the Business or Assets, which waiver or extension is currently in effect.

(e)Seller has charged, collected and remitted on a timely basis all sales Taxes as required under applicable Tax Laws to be charged, collected and remitted on any sale, supply, provision of services or delivery by Seller in respect of the Business.

(f)Buyer will not be required to include any item of income in taxable income after the Closing as a result of any prepaid amount received by Seller or any other member of the Company Group prior to the Closing Date.

(g)Seller does not have any liability for the Taxes of any other Person whether under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than Contracts entered into in the ordinary course of business not primarily related to Taxes).

2.16Insurance.  Schedule 2.16 sets forth a complete and accurate list of all policies and Contracts for insurance (including coverage amounts, policy numbers, issuer, type of insurance, annual premiums and expiration dates) relating to the Assets or the Business as of the date hereof

(collectively, the “Insurance Policies”), and complete and accurate copies of such Insurance Policies have been made available to Buyer.  All Insurance Policies are in full force and effect in accordance with their terms.  No written notice of cancellation, termination, premium increase or alteration of coverage has been received by Seller with respect to any Insurance Policy.  All Insurance Policies (a) are valid and binding in accordance with their terms, (b) to Seller’s Knowledge are provided by carriers who are financially solvent, and (c) have not been subject to any lapse in coverage.  No insurance carrier under any Insurance Policy has issued a reservation of rights with regard to or disputed its obligation with respect to any material claim.

2.17Affiliate Transactions.  Except as set forth in Schedule 2.17, there are no Contracts, transactions, or arrangements between Seller or another member of the Company Group, on the one hand, and any Affiliate of Seller or another member of the Company Group, on the other hand (each, an “Affiliate Contract”).  Except as set forth in Schedule 2.17, no current officer, director, manager or member of Seller or another member of the Company Group or, to Seller’s Knowledge, any current member or employee, or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such Person, has had, either directly or indirectly, a material interest in:  (a) any person or entity that purchases from, or sells, licenses or furnishes to, Seller or any other member of the Company Group any goods, property, technology, intellectual or other property rights or services; or (b) any Contract to which Seller or another member of the Company Group is a party or by which it may be bound.

2.18Anti-Bribery; Anti-Money Laundering.

(a)Neither Seller, its Affiliates, nor any director, officer or employee of or, to Seller’s Knowledge, agent, distributor, affiliate, representative or any other Person acting on behalf of, Seller or its Affiliates or the Business, has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other applicable anti-bribery or anti-corruption law (collectively, the “Anti-Bribery Laws”).

(b)Seller has not received written notice that Seller or to Seller’s Knowledge, its Affiliates, any director, officer or Employee of or, to Seller’s Knowledge, agent, distributor, affiliate or representative acting on behalf of, Seller or its Affiliates or the Business, are or have been the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Bribery Laws.

(c)Seller has not received any written notice that it, or to Seller’s Knowledge, its Affiliates, any director, officer or Employee of or, to Seller’s Knowledge, agent, distributor, affiliate or representative acting on behalf of, Seller or its Affiliates or the Business, have been the subject of current, pending, or, to Seller’s Knowledge, threatened investigation, inquiry or enforcement proceedings for violations of Anti-Money Laundering Laws, or violated or received any notice, request or citation for any actual or potential noncompliance with Anti-Money Laundering Laws.

(d)The Business has been conducted in compliance with applicable Anti-Money Laundering Laws in all material respects.

2.19Brokers’ Fees.  No member of the Company Group has incurred, or made commitments for, any brokerage, finders’, investment bankers’ or similar fee or commission in connection with the transactions contemplated by this Agreement.

2.20Investigation.  Seller has conducted its own independent investigation, review and analysis of Buyer.  Seller acknowledges and agrees that (a) in making its decision to enter this Agreement and to consummate the transactions contemplated hereby, Seller (i) has relied solely upon its own investigation and the express representations and warranties of Buyer set forth in Article III hereof, (ii) has had such time as Seller deems necessary and appropriate to fully and completely review and analyze the information, documents and other materials related to Buyer that have been provided to Seller by or on behalf of Buyer or which are publicly available to Seller and (iii) has been provided an opportunity to ask questions of Buyer with respect to such information, documents and other materials and has received satisfactory answers to such questions and (b) none of Buyer or any other Person has made any representation or warranty as to Buyer or this Agreement whatsoever, express or implied, except as expressly set forth in Article III hereof.

2.21Disclaimer of Other Representations and Warranties.  Except as previously set forth in this Article II (as modified by the Schedules), neither Seller nor any related Person or Person acting on behalf of any of them make any representation or warranty, express or implied, at law or in equity, with respect to Seller or any of its assets, liabilities or operations or the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Parent and Buyer represent and warrant to Seller (except as set forth in the applicable Schedules referenced below as well as any other section in this Agreement to which it is reasonably apparent from a reading of such Schedules without assuming any knowledge of the matters disclosed therein that such information is relevant to any other section) as follows:

3.1Organization.  Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. The copies of the Certificate of Incorporation and Bylaws of Parent as most recently filed with the SEC Reports (as defined below) are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent is not in violation of any of the provisions of its Certificate of Incorporation and Bylaws.  Buyer is a wholly-owned subsidiary of Parent and was formed solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby.

3.2Contemplated Transactions; General Compliance.

(a)Enforceability; Authority.  Each of Parent and Buyer has all requisite corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to be executed and delivered by Parent or Buyer, as applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, this Agreement constitutes a valid and binding obligation of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, subject to the Creditor’s Rights Exception. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Parent and Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Parent and Buyer, and no other proceedings on the part of Parent or Buyer or their respective shareholders are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby.

(b)No Conflict.  The execution and delivery of this Agreement and the other agreements contemplated hereby, and the consummation or performance of any of the transactions contemplated hereby or thereby will not:  (i) conflict with or violate any provisions of the organizational documents of Parent or Buyer; or (ii) Breach any provisions of or result in the termination, maturation or acceleration of, any rights or obligations under any Contract, Order or Law, to which Parent or Buyer is subject, to which Parent or Buyer is a party or by which any of Parent’s or Buyer’s properties or assets is bound, except in the case of clause (ii) where such Breach, termination, maturation or acceleration would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or on Parent or Buyer’s ability to consummate the transactions contemplated by this Agreement.

(c)Governmental Filings.  No Governmental Filings are required in connection with the execution, delivery and performance of the transactions contemplated by this Agreement by Buyer, except for the consents stated in Schedule 2.2(d) and in respect of applicable requirements of the Federal Securities Laws.

3.3Brokers’ Fees.  Neither Parent nor Buyer has incurred, or made commitments for, any brokerage, finders’, investment bankers’ or similar fee or commission in connection with the transactions contemplated by this Agreement.

3.4Sarbanes-Oxley Act.  Parent is in compliance in all material respects with applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement.

3.5Litigation.  There is no pending or, to Parent’s or Buyer’s Knowledge, threatened Litigation or Order by or against Parent or Buyer (i) that challenges the transactions contemplated by this Agreement and the agreements contemplated hereby; or (ii) that seeks to enjoin or prohibit consummation of, or seeks other equitable relief with respect to, the transactions contemplated by this Agreement and the agreements contemplated hereby.  No event has occurred or circumstance exists that (with or without notice or lapse of time or both) is reasonably likely to give rise to or serve as a basis for the commencement of any such Litigation or Order. There are no, and have been no, Orders against the Parent or the Buyer. There is no unsatisfied judgment or any open injunction binding upon the Parent or the Buyer that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Parent or Buyer to enter into and perform their obligations under this Agreement or that would reasonably be expected to have a material adverse effect on Buyer and its Subsidiaries, taken as a whole.

3.6Capitalization; Shares.

(a)As of March 31, 2021, the authorized capital stock of Parent consisted of 249,000,000 shares of common stock, par value $0.0001 per share, of which 115,387,140 were issued and outstanding.

(b)Immediately prior to the Closing, the Shares to be issued pursuant to this Agreement will be duly and validly reserved for issuance, and upon issuance will be validly issued and outstanding as fully paid and non-assessable shares in the capital of Parent and shall be free and clear of any lien, claim or encumbrance other than any such liens, claims or encumbrances contemplated by this Agreement and shall not be subject to any pre-emptive rights, rights of first offer, rights of first refusal or similar rights of any Person.  The issuance of the Shares will comply in all material respects with all Laws, including state securities Laws and Federal Securities Laws.

3.7SEC Reports; Financial Statements.  Parent has timely filed or furnished, as applicable, all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”).  True, correct, and complete copies of all the SEC Reports are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such SEC Reports.  None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  None of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation with respect to any accounting practices of Parent and there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Reports regarding any accounting practices of Parent. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly presented (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material) and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of operations, changes in stockholders' equity and cash flows of Parent for the respective periods then ended. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent.

3.8Reporting Company.  Parent is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Parent Stock is registered pursuant to Section 12(b) of the Exchange Act.

3.9Listing.  The Parent Stock is listed on NASDAQ.  Parent is in material compliance with all applicable NASDAQ listing and corporate governance rules.

3.10Investment Company.  Parent is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.11Investigation.   Each of Parent and Buyer acknowledges and agrees that it has conducted its own inquiry, independent investigation, review and analysis of Seller, the Assets and the Assumed Liabilities. Each of Parent and Buyer acknowledges and agrees that (a) in making its decision to enter this Agreement and to consummate the transactions contemplated hereby, each of Parent and Buyer (i) has relied upon such inquiry, investigation, review and analysis and the representations and warranties of Seller set forth herein, (ii) has formed an independent judgment concerning the Business and the Assets and the transactions contemplated by this Agreement, (iii) has had such time as Buyer and Parent deem necessary and appropriate to fully and completely review and analyze the information, documents and other materials related to Seller, the Business, the Assets and the Assumed Liabilities that have been provided to Buyer by or on behalf of Seller or which are publicly available to Buyer and Parent and (iv) has been provided an opportunity to ask questions of Seller with respect to such information, documents and other materials and has received satisfactory answers to such questions, (b)  except as expressly set forth in this Agreement, Buyer shall acquire the Assets and assume the Assumed Liabilities in “as is” condition and on a “where is” basis and (c) none of Seller nor any other Person has made any representation or warranty as to Seller, the Assets or the Assumed Liabilities or this Agreement whatsoever, express or implied, except as expressly set forth in Article II hereof.

3.12Disclaimer of Other Representations and Warranties.  Except as previously set forth in this Article III, Buyer makes no representation or warranty, express or implied, at law or in equity, with respect to it or any of its assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

ARTICLE IV

COVENANTS

4.1Conduct of Business Prior to the Closing.  Except as contemplated on Schedule 4.1, or with the written consent of Buyer, which may not be unreasonably withheld, conditioned or delayed, during the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall (i) conduct the Business in the ordinary course of business, (ii) use commercially reasonable efforts to preserve the Business’s business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and keep available the service of their present employees and service providers, and (iii) continue to obtain all necessary consents and provide required notices in connection with any Acquired Agreement to be acquired by Buyer in this Agreement.  Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement or with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not, during the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, directly or indirectly do, or propose or commit to do, or otherwise cause to occur, any of the following with respect to any member of the Company Group:

(a)make any change in or amendment to its organizational documents;

(b)declare, set aside, make or pay any dividend or other distribution, other than distributions paid solely in cash;

(c)(i) except in the ordinary course of business, (A) enter into any Contract that, had it been entered into prior to the date of this Agreement, would be a Material Contract or an Affiliate Contract, or (B) materially amend, modify, terminate or cancel (x) any existing Material Contract or (y) any Contract that, had it been entered into or amended prior to the date of this Agreement, would be a Material Contract, (ii) fail to perform any of its material obligations under all Contracts relating to or affecting the Assets or Business, or (iii) amend, terminate or cancel any Acquired Agreement, any Acquired IP or Acquired Lease (other than the termination of any such agreement in accordance with its terms);

(d)enter into any agreement that restricts the ability of any member of the Company Group to engage or compete in any line of business, or enter into any agreement that restricts the ability of any member of the Company Group to enter a new line of business;

(e)except in the ordinary course of business, discontinue any business material to the Business or sell, lease, license, transfer or otherwise dispose or permit the cancellation, abandonment or dedication to the public domain of any of the material property rights (including Intellectual Property) or assets of the Business, other than as required pursuant to existing Contracts or commitments;

(f)acquire (by merger, consolidation, purchase, or other acquisition of equity interests or assets) any Person or any material properties or assets of any Person, except for acquisitions of properties, assets, inventory and equipment in the ordinary course of business;

(g)incur any Indebtedness, issue any debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person;

(h)make any loans, advances or capital contributions to, or investments in, any other Person, or forgive, cancel or compromise any debt or claim, in each case, other than in the ordinary course of business;

(i)fail to pay its debts, Taxes and other obligations when due;

(j)except as required by applicable Law or the terms of any Company Benefit Plan as in effect on the date of this Agreement, (A) amend, terminate, enter into or adopt any Company Benefit Plan (or any arrangement that would be a Company Benefit Plan if it was in effect on the date hereof) or any collective bargaining agreement; (B) grant or increase the compensation or benefits or other pay (including base salary or hourly rate, bonus, severance, termination, commissions and incentive compensation) of any Business Employee or other individual service provider of the Business;  (C) pay, grant, or increase any severance or termination pay to (or otherwise amend any such existing arrangement with) any current or former Business Employee or other individual service provider of the Business; (D) accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Benefit Plan or otherwise; or (E) grant any new awards, or modify the terms of any outstanding awards under any Company Benefit Plan or otherwise;

(k)hire any employee other than any hourly employee in the ordinary course of business;

(l)modify any employment arrangement with any Business Employee or terminate the employment of any Business Employee, other than (y) terminations for cause;

(m)implement or announce any group employee layoffs, plant closings, reductions in force, furloughs or temporary layoffs that would trigger notice obligations under the WARN Act;

(n)cancel, compromise or settle any material Litigation, or intentionally waive or release any material rights, with respect to the Business;

(o)make any changes to its accounting principles or practices, other than as may be required by Law or GAAP;

(p)other than in the ordinary course of business or consistent with past practices, change in any material respect the policies or practices of the Business with regard to the extension of discounts or credit to customers or collection of receivables from customers;

(q)change or revoke any Tax election or change any method of accounting for Tax purposes; in each case with respect to the Business or Assets to the extent such election or method of accounting would be binding on Buyer following the Closing Date;

(r)violate any applicable Law or Order;

(s)enter into or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger or consolidation or other reorganization; or

(t)agree, authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

4.2Access to Information.  Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall (a) afford the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer reasonable access during normal business hours to such of the properties, books, Contracts, commitments, records and officers of Seller and any other member of the Company Group as Buyer may reasonably request and (b) furnish Buyer and its representatives with such financial, operating and other data related to the Business as Buyer or any of its representatives may reasonably request; provided that (i) such access shall be exercised in such a manner as to not interfere unreasonably with the conduct of the Business, (ii) the Party granting access may withhold any document (or portions thereof) or information (x) that is subject to the terms of a non-disclosure agreement with a third party, (y) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such Party’s counsel, constitutes a waiver of any such privilege or (z) if the provision of access to such document (or portion thereof) or information, as determined by such Party’s counsel, would reasonably be expected to conflict with applicable Law.

4.3SEC Matters.  Seller shall, and shall cause each other member of the Company Group to, as promptly as reasonably practicable, provide Parent with all information concerning Seller and any other member of the Company Group, its respective businesses, management, operations and financial condition, in each case, that is reasonably required to be included in any form, report, schedule or other document filed by Parent with the SEC and all amendments, modifications and supplements thereto.  It is the sole responsibility of Parent to interpret and determine appropriate SEC guidance as it applies to Parent and Buyer and to timely communicate requirements to Seller.  Seller shall fully cooperate and make commercially reasonable efforts to timely provide any information to Parent that is required to be included within any SEC filing.  Seller shall make, and shall cause each member of the Company Group to make, their Affiliates, directors, officers, managers, employees, accountants and auditors reasonably available to Parent and its counsel in connection with the drafting of any filings to be made by Parent under the Federal Securities Laws.

4.4Indebtedness Payoff.  On or prior to the Closing Date, Seller shall obtain and provide to Parent a true and correct copy of a payoff letter with respect to each of the items listed on Schedule 2.4 (collectively, the “Payoff Letters”) duly executed by each borrower, creditor and other party thereunder, in customary form and providing for the termination of such Indebtedness and related documents and the termination and release of all Encumbrances securing such Indebtedness.

4.5Satisfaction of Closing Conditions.  Subject to the terms and conditions of this Agreement, (i) each Party shall use its commercially reasonable efforts to cause the conditions set forth in Article VI to be satisfied and to take or cause to be taken all actions, to do or cause to be done and to assist and cooperate with the other Parties hereto in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated herein in the most expeditious manner practicable, including:  (x) obtaining applicable consents, waivers or approvals of, or providing appropriate and timely notice of the transactions set forth in this Agreement to, any Third Party of the Acquired Agreements, Acquired IP, Acquired Lease and other Assets to be acquired by Buyer pursuant to this Agreement; and (y) the execution and delivery of such instruments, and the taking of such other actions as the other Parties may reasonably require in order to carry out the intent of this Agreement (including making any Governmental Filings).

4.6Books and Records.  From and after the Closing, Buyer agrees that it shall preserve and keep the records acquired or otherwise held by it or its Affiliates as of the Closing Date relating to the Business, the Assets and the Assumed Liabilities for a period of seven (7) years from the Closing Date. Thereafter, Buyer shall have the right to destroy such records.

4.7Confidentiality.

(a)The Parties and their respective representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement.  The terms of the Confidentiality Agreement shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 8.2 in accordance with its terms.

(b)From and after the Closing, Seller will keep in strict confidence, and will not, directly or indirectly, except as required by Law or, if applicable, in the course of any member of Seller performing his or her duties after the Closing as a partner, officer or employee of Buyer, at any time, disclose, furnish, disseminate, make available or use any trade secrets or confidential business and technical information of the Business or Buyer, any of its Subsidiaries, affiliated or related companies, or any of their respective clients, customers or vendors, whatever its nature and form and without limitation as to when or how Seller may have acquired such information.  Such confidential information includes the unique selling and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other confidential business information with respect to the Business or Buyer.  Such confidential information does not include any information that is or becomes publicly known other than as a result of a Breach of Seller’s obligations (whether under this Agreement or otherwise) or any confidential information included in or retained by the Seller solely in connection with the Excluded Assets.  Seller specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in the mind or memory of such Person and whether compiled by Seller, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made to maintain the secrecy of such information, that such information will be the sole property of Buyer and that any retention and use of such information by Seller (except, if applicable, in the course of any member of Seller performing his or her duties after the Closing as a partner, officer or employee of Buyer) will constitute a misappropriation of Buyer’s trade secrets and a Breach of this Agreement.  In the event that Seller or its representatives becomes legally compelled to disclose any information referred to in this Section 4.7(a), Seller shall provide Buyer with prompt written notice before such disclosure, to the extent legally permitted, sufficient to enable Buyer either to seek a protective order, at Buyer’s expense, or another appropriate remedy preventing or prohibiting such disclosure.

4.8Non-Competition; Non-Solicitation; Non-Disparagement.

(a)For a period of three (3) years commencing on the Closing Date, neither Seller nor any Owner shall, directly or indirectly, (i) engage in or assist others in engaging in any Competitive Activity in the Territory except on behalf of Buyer or (ii) take any action with the intent of interfering in any material respect with the business relationships (whether formed before or after the date of this Agreement) between Buyer and processing companies, businesses and Third Parties that have been introduced to processing companies by Seller, any Owner or Buyer (or by other parties on behalf of Seller, any Owner or Buyer), or customers and suppliers of Buyer (including, for the avoidance of doubt, with respect to the Business and the Assets). For purposes of this Section 4.8(a), “Territory” means North America.

(b)For a period of three (3) years commencing on the Closing Date, neither Seller nor any Owner shall, directly or indirectly, hire, solicit or induce, or attempt to hire, solicit or induce, any employee of Buyer or its Subsidiaries or encourage any such employee to leave or reduce such employment or hire any such employee who has left such employment (including, for the avoidance of doubt, employees of the Business); provided that nothing in this Section 4.8(b) shall prevent Seller or any Owner from soliciting or hiring (x) any employee whose employment has been terminated by Buyer or its Subsidiaries without cause; or (y) after 120 calendar days from the date of termination of employment, any employee whose employment has been terminated by the employee.  Nothing in this Section 4.8(b) shall prevent Seller or any Owner from hiring any employee who responds to a general advertisement or solicitation for employment, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database.

(c)For a period of three (3) years commencing on the Closing Date, neither Seller nor any Owner shall, directly or indirectly, solicit, call on or entice, or attempt to solicit, call on or entice, any processing companies, contracting parties that have been introduced to processing companies by Seller, any Owner or Buyer (or by other parties on behalf of Seller, any Owner or Buyer), customers, suppliers or other Third Parties that have conducted business with Buyer or its Subsidiaries (including, for the avoidance of doubt, any contracting parties, processing companies or Third Parties that have been introduced to processing companies that constitute a part of the Assets or the Business), in each case for purposes of diverting business or services from Buyer or its Subsidiaries; provided however this clause (c) shall not prohibit the Seller or any Owner from soliciting or hiring any person who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, trade publications, periodicals, radio or internet database.

(d)Seller and each Owner acknowledges that a Breach or threatened Breach of this Section 4.8 may give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a Breach or a threatened Breach by Seller or any Owner of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such Breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)Seller, each Owner and Buyer agree and intend that Seller’s and each Owner’s obligations under this Section 4.8 be tolled during any period that Seller or any Owner is in Breach of any of the obligations under this Section 4.8, so that Buyer is provided with the full benefit of the restrictive periods set forth herein.

(f)For a period of three (3) years commencing on the Closing Date, Seller and each Owner will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably be expected to disparage or damage the reputation, goodwill, or standing in the community of the Buyer, its Subsidiaries, the Business or the Assets. It shall not however be a breach of this Subsection to testify truthfully in any judicial, administrative or arbitration proceeding or to make statements or allegations in legal filings, depositions or responses to interrogatories that are based on reasonable belief and are not made in bad faith.  Notwithstanding anything herein to the contrary, nothing in this paragraph shall prevent Buyer or Parent from exercising its authority or enforcing its rights or remedies hereunder or that Buyer or Parent may otherwise be entitled to enforce or assert under any other agreement or applicable Law, or limit such rights or remedies in any way.

(g)For a period of three (3) years commencing on the Closing Date, Buyer and Parent will refrain from, in any manner, directly or indirectly, all conduct, oral or otherwise, that disparages or damages or could reasonably be expected to disparage or damage the reputation, goodwill, or standing in the community of Seller and each Owner. It shall not however be a breach of this Subsection to testify truthfully in any judicial, administrative or arbitration proceeding or to make statements or allegations in legal filings, depositions or responses to interrogatories that are based on reasonable belief and are not made in bad faith.  Notwithstanding anything herein to the contrary, nothing in this paragraph shall prevent Seller or an Owner from exercising its authority or enforcing its rights or remedies hereunder or that Seller or an Owner may otherwise be entitled to enforce or assert under any other agreement or applicable Law, or limit such rights or remedies in any way.

(h)Seller and each Owner acknowledges that the restrictions contained in this Section 4.8 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 4.8 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 4.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

4.9Further Assurances. The Parties shall cooperate reasonably with the other Parties hereto and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

4.10Transfer Taxes.  All Transfer Taxes shall be paid when due and shall be borne 50% by Seller and 50% by Buyer. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall reasonably cooperate with respect thereto), and the non-filing party shall cooperate with the filing party in filing such Tax Returns.

4.11Apportioned Obligations.  All real or personal property and similar ad valorem Taxes for a taxable period that includes the Closing Date (“Apportioned Obligations”), shall be apportioned between the portion of such taxable period ending on the day before the Closing Date (the “Pre-Closing Tax Period”) and the portion beginning on the Closing Date (the “Post-Closing Tax Period”) on a per diem basis.  Seller shall be liable for any such Apportioned Obligations apportioned to the Pre-Closing Tax Period and Buyer shall be liable for any such Apportioned Obligations apportioned to the Post-Closing Tax Period.

4.12Cooperation as to Tax Matters. Buyer and Seller shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to reasonably cooperate, at the requesting party’s expense with respect to reasonable out of pocket expenses, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes for taxable periods ending on or before the Closing Date or beginning on or before the Closing Date, including by retaining, maintaining and making available to each other all records to the extent reasonably necessary in connection with Taxes and making employees reasonably available on a mutually convenient basis to provide additional information or explanation or to testify at proceedings relating to Taxes.

4.13No Parent Stock Transactions.  From and after the date of this Agreement until the Closing, neither Seller nor any other member of the Company Group nor any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent.  Seller shall use commercially reasonable efforts to require each of its Affiliates and representatives to comply with the foregoing sentence.

4.14Audit.  Seller shall cooperate with Parent (at Parent’s expense) in the event that Parent needs to obtain an audit of the Company Group or Seller for any period ending prior to Closing; provided that the Parent shall make available any Transferred Employees necessary to assist Seller in connection therewith.

4.15Change of Name or Liquidation.  Unless otherwise agreed to by Buyer, (i) Seller shall (or shall cause the relevant members of the Company Group to) change their respective name(s) to a name that does not include “Flow”, “Cape Cod”, “ProMerchant” or any other permutation thereof, and that is otherwise not a name that may suggest an affiliation of any kind with the Business or Assets or (ii) Seller shall conduct no business under such name(s) other than to wind down and liquidate such members of the Company Group or to discharge its obligations under this Agreement in connection with its indemnification provisions.

4.16Updated Schedules Delivery.  The Parties shall confer and may reasonably agree to updated Schedules, which would amend and replace the Schedules to this Agreement in their entirety, within five (5) Business Days after the date hereof; provided, however, that such updated Schedules shall not cause any change in or addition to any schedule, except for the disclosure schedules setting forth any and all exceptions or supplemental information to the representations and warranties in Article II unless Buyer consents to such changes or additions in writing.

ARTICLE V

Employees and Employee Benefit Plans

5.1Employee Matters.

(a)Effective as of the Closing Date, Buyer shall offer, or cause its applicable Affiliate to offer, at-will employment to each Business Employee.  Each Business Employee who accepts Buyer’s or its Affiliate’s offer of employment pursuant to this Section 5.1 shall be referred to herein as a “Transferred Employee”.

(b)Following the Closing, Seller and its Affiliates shall retain and be responsible for (and shall indemnify and hold the Buyer from and against) (i) any and all Liabilities, whenever arising or occurring, under the Company Benefit Plans (other than any Standalone Plan), (ii) any and all Liabilities relating to the employment, compensation and employee benefits of the Transferred Employees which arise or are incurred prior to the Closing and (iii) any and all Liabilities relating to any Seller employee who is not a Transferred Employee, whenever arising or occurring. Except as set forth in the immediately preceding sentence, Buyer shall be solely responsible for all Liabilities related to the Transferred Employees that relate exclusively to periods after the Closing Date.

(c)This Section 5.1 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.1, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.1.  Without limiting the foregoing, no provision of this Section 5.1 will (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Buyer from amending or terminating any of its benefit plans in accordance their terms, (iii) prevent Buyer or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Employee, or (iv) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, Business Employee, employee, or individual service provider of Seller, Buyer or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

ARTICLE VI

CLOSING CONDITIONS

6.1Conditions to Obligations of Parent and Buyer.  Except as may be waived in writing by Parent and Buyer, the obligations of Parent and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Buyer of the following conditions at or prior to the Closing:

(a)Governmental Orders.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement unlawful or otherwise restraining or prohibiting consummation of such transactions.

(b)Representations and Warranties.  The representations and warranties of Seller contained in Article II shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) that representations and warranties that are made as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies of representations and warranties of Seller other than the Fundamental Representations, the effect of which would not, individually or in the aggregate, result in a Material Adverse Effect.

(c)Covenants.   Seller shall have performed and complied with in all material respects all covenants and agreements hereunder required to be performed or complied with by them on or prior to the Closing Date.

(d)Closing Certificate.  Seller shall have delivered to Buyer a certificate, executed by an officer of Seller certifying to the satisfaction of the conditions specified in Section 6.1(b) above.

(e)No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(f)Payoff Letters.  Seller shall have delivered or caused to be delivered to Buyer the Payoff Letters providing for the matters set forth in Section 1.10(a)(x).

(g)Key Employees. Each of the Key Employees shall have executed standard employee at-will onboarding documentation, satisfactory to Buyer.

(h)Consents.  Seller shall have delivered to Buyer evidence of the consents, assignments, compliance with notices regarding rights of first refusals or similar rights, and other items set forth on Schedule 1.10(a)(vii), in each case, in form and substance reasonably satisfactory to Buyer.

(i)FIRPTA Certificate/IRS Form W-9.  Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) evidencing that Seller is not a foreign person within the meaning of Section 1445 and Section 1446 of the Code, and true and correct copy of Seller’s IRS Form W-9.

(j)Due Diligence.  Buyer shall be satisfied in its sole discretion with its due diligence review of the Seller, each member of the Company Group, the Business, the Assets, and the Assumed Liabilities.

(k)NASDAQ Approval.  Buyer shall have received the NASDAQ Approval.

(l)Other Closings.  The closing of the transactions contemplated by the Other Asset Purchase Agreements shall have occurred (or shall occur concurrently with the Closing).

(m)Approval of Secured and Unsecured Creditor of Buyer’s Two Credit Facilities.  Buyer shall have obtained the consent (or waiver) of Luxor Capital Group, L.P. to close the Agreement as well as to close the Other Asset Purchase Agreements, if Buyer determines that such consent (or waiver) is required.

(n)Board of Director Approval. Parent’s Board of Directors shall have approved, in its sole discretion, the closing of the Agreement as well as the closing of the Other Asset Purchase Agreements.

6.2Conditions to Obligations of Seller.  Except as may be waived in writing by Seller, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by Seller of the following conditions at or prior to the Closing:

(a)Governmental Orders.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement unlawful or otherwise restraining or prohibiting consummation of such transactions.

(b)Representations and Warranties.  The representations and warranties of Parent and Buyer contained in Article IV shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of the Closing Date, except (i) that representations and warranties that are made on and as of a specific date need be true and correct only as of such date and (ii) for breaches and inaccuracies that would not prevent or materially impair or delay consummation by Buyer of the transactions contemplated hereby.

(c)Covenants.  Each of Parent and Buyer shall have performed and complied with in all material respects all covenants and agreements hereunder required to be performed or complied with by it on or prior to the Closing Date.

(d)Closing Certificate.  Each of Parent and Buyer shall have delivered to Seller a certificate, executed by an officer of Parent or Buyer (as applicable), certifying to the satisfaction of the conditions specified in Section 6.2(b) above.

ARTICLE VII

INDEMNIFICATION

7.1Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and remain in full force and effect until the Holdback Release Date; provided that the Fundamental Representations shall survive until the date that is four (4) years from the Closing Date.  All covenants and agreements of the Parties contained herein which are to be performed prior to the Closing shall terminate at the Closing, except that the covenants and agreements set forth in Section 4.1, shall survive the Closing and remain in full force and effect until the Holdback Release Date.  All other covenants and agreements shall survive for the duration of their terms.  Notwithstanding anything to the contrary in this Agreement, including Section 7.4, any claim for Fraud may be brought within the applicable statute of limitations and nothing herein shall limit or reduce the amounts recoverable for any such claim.  If a Claim Notice has been given by an Indemnified Party to an Indemnifying Party within the applicable limitation period provided for in this Section 7.1, the end of the survival period that would otherwise apply to such claim shall be extended (solely with respect to the claim underlying such Claim Notice) until such later date as such claim has been fully and finally resolved.

7.2Indemnification by Seller.  From and after the Closing, subject to the terms and conditions of this Article VII, Seller shall indemnify and defend Buyer, its Affiliates and its representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or Breach of any of the representations or warranties of Seller contained in this Agreement (except for representations and warranties made as of a specific date, the inaccuracy or Breach of which will be determined with reference to such date);

(b)any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; and

(c)the Excluded Liabilities.

7.3Indemnification by Buyer.  From and after the Closing, subject to the terms and conditions of this Article VII, Parent and Buyer shall jointly and severally indemnify and defend Seller, the Owners, their Affiliates and their representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or Breach of any of the representations or warranties of Parent or Buyer contained in this Agreement as of the Closing Date (except for representations and warranties made as of a specific date, the inaccuracy or Breach of which will be determined with reference to such date);

(b)any Breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Buyer pursuant to this Agreement; and

(c)the Assumed Liabilities.

7.4Limitation on Indemnification.  The party making a claim under this Article VII is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.” The indemnification provided for in Section 7.2 and Section 7.3 hereof shall be subject to the following limitations:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, until the aggregate amount of all Losses suffered in respect of indemnification under Section 7.2(a) or Section 7.3(a) exceeds $75,000 (the “Deductible”), in which event the Indemnifying Party shall be liable for all such Losses in excess of the Deductible.

(b)The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, shall not exceed the sum of (x) the Indemnity Escrow Holdback Amount plus (y) the aggregate Market Value of the Indemnity Holdback Shares (the “Cap”).

(c)Notwithstanding the foregoing, the limitations set forth in Sections 7.4(a) and (b) above shall not apply to Losses arising out of or resulting from any Breach of the Fundamental Representations; provided that in no event shall the aggregate liability of Seller for all Losses arising under this Agreement exceed the Purchase Price actually received by Seller.

(d)For purposes of this Article VII, calculations of the amount of any Losses arising out of or resulting from any inaccuracy, Breach or non-fulfillment shall be made without regard to any reference to “Material Adverse Effect,” “materiality” or any other correlative materiality qualifications.

(e)The amount of any and all Losses under this Article VII shall exclude exemplary, punitive, special, consequential and indirect damages, loss of income or revenue, loss of anticipated or future business or profits, loss of reputation, opportunity cost, diminution in value and Losses based on any type of multiplier (including “multiple of EBITDA,” “multiple of profits” or “multiple of cash flow”) or other similar valuation methodology, except to the extent actually awarded to a Third Party in an Action brought against an Indemnified Party.

(f)The amount of Losses recoverable from an Indemnifying Party hereunder shall be calculated net of the amount of any insurance proceeds, indemnification payments or reimbursements actually received by the Indemnified Party from Third Parties in respect of such Losses.

7.5Notice of Claims.

(a)Any Indemnified Party shall, within the limitation period provided for in Section 7.1, give, in the case of indemnification sought by:  (i) any Seller Indemnified Party, to Buyer; or (ii) any Buyer Indemnified Party, to Seller, a written notice (a “Claim Notice”) that includes a general description of the facts giving rise to the claim for indemnification hereunder that is the subject of the Claim Notice (if and to the extent then known), a good faith estimate of the amount of such claim and a reference to the provision of this Agreement upon which such claim is based along with disclosure of any policy of insurance which may afford coverage for all or part of such claim. A Claim Notice shall be given promptly following the claimant’s determination that facts or events give rise to a claim for indemnification hereunder; provided that the failure to give such written notice (i) shall not relieve any Indemnifying Party of its obligations under this Article VII, except to the extent it shall have been actually and materially prejudiced by such failure, and (ii) shall not relieve any Indemnifying Party of any other obligation or liability it may have to any Indemnified Party otherwise than under this Article VII.

(b)An Indemnifying Party shall have sixty (60) days after the receipt of any proper Claim Notice pursuant hereto to:  (i) agree to the amount set forth in the Claim Notice (the “Indemnification Amount”) and to pay or cause to be paid such amount to such Indemnified Party (A) in the case of a claim by the Seller Indemnified Parties, by wire transfer in immediately available funds, or (B) in the case of a claim by the Buyer Indemnified Parties, (1) by the Buyer and Seller jointly directing the Escrow Agent to release from the Indemnity Escrow Holdback Amount an amount equal to eighty percent (80%) of the Indemnification Amount, and (2) by Seller transferring back to Parent or a nominee thereof (for no consideration) from the Indemnity Holdback Shares the number of shares of Parent Stock equal to (x) twenty percent (20%) of the Indemnification Amount divided by (y) the Market Value as of the date of the Claim Notice; or (ii) provide such Indemnified Party with written notice that it disagrees with the claim set forth in the Claim Notice (the “Dispute Notice”).  For a period of sixty (60) days after the giving of any Dispute Notice, a representative of the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve the matter.  In the event that the controversy is not resolved within sixty (60) days after the date the Dispute Notice is given, the Parties may thereupon proceed to pursue any and all available remedies at law.  If the Indemnifying Party agrees to the Claim Notice pursuant to clause (i) above or fails to provide a timely Dispute Notice pursuant to clause (ii) above, then:  (x) if the Indemnified Party is a Buyer Indemnified Party, Buyer shall be entitled to the indemnification payment released by the Escrow Agent as contemplated by Section 7.5(b)(i)(B), or (y) if the Indemnified Party is a Seller Indemnified Party, then Buyer shall, using its own immediately available funds, pay Seller the amount set forth in the Claim Notice.

7.6Third Party Claims.

(a)If a claim by a third Person (including any audit, notice or request for information from a Tax Regulatory Authority) (a “Third Party Claim”) is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VII, such Indemnified Party shall promptly notify:  (i) Buyer, in the case of indemnification sought by any Seller Indemnified Party; or (ii) Seller, in the case of indemnification sought by any Buyer Indemnified Party, in writing of such claims (a “Third Party Claim Notice”).  The Third Party Claim Notice shall include a general description of the facts giving rise to the claim for indemnification hereunder that is the subject of the Third Party Claim Notice, (if and to the extent then known) the amount or an estimate of the amount of such claim and all material documentation relevant to the claim described in the Third Party Claim Notice.  A Third Party Claim Notice shall be given promptly following the claimant’s determination that facts or events give rise to a claim for indemnification hereunder; provided that in respect of any Action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the Action or suit is commenced; and provided, further, that the failure to give such written notice (i) shall not relieve any Indemnifying Party of its obligations under this Article VII, except to the extent it shall have been actually and materially prejudiced by such failure, and (ii) shall not relieve any Indemnifying Party of any other obligation or liability it may have to any Indemnified Party otherwise than under this Article VII.

(b)The Indemnifying Party may at any time deliver written notice to the Indemnified Party that it intends to undertake, conduct and control, through counsel of its own choosing of recognized standing and competence and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnifying Party shall only be entitled to undertake, conduct and control such settlement or defense if it acknowledges, in writing, to the Indemnified Party its obligation to fully indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim (subject to, if applicable pursuant to Section 7.4, the Cap and Deductible).  If the Indemnifying Party undertakes to conduct and control the settlement or defense of a Third Party Claim, it shall take all steps reasonably necessary in the settlement or defense of such Third Party Claim, and shall diligently pursue the resolution of such Third Party Claim.  Should an Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control the defense. If the Indemnifying Party does not notify the Indemnified Party in writing that it elects to undertake the defense thereof, the Indemnified Party shall have the right to undertake the defense or prosecution of the claim through counsel of its own choice, and the reasonable fees and expenses incurred in connection with such defense or prosecution shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in this Article VII.  Notwithstanding the foregoing, the Indemnifying Party shall be entitled to assume the settlement or defense of a Third Party Claim under this Section 7.6(b) only if:  (A) the Third Party Claim involves solely monetary damages and (B) to the extent that the Cap applies, the potential Losses relating to such Third Party Claim are less than the Cap.

(c)On the first Business Day following the Holdback Release Date, (i) Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller in accordance with the Escrow Agreement the remaining amount of the Indemnity Escrow Holdback Amount net of the amount of any unresolved or pending claims properly asserted by Buyer prior to the Holdback Release Date (“Unresolved Claims”), in cash, by wire transfer of immediately available funds to the account designated in writing by Seller, and (ii) the remaining number of Indemnity Holdback Shares, net of the number of Indemnity Holdback Shares corresponding to the amount by which the Unresolved Claims exceeds the available balance of the Indemnity Escrow Holdback Amount, shall be released from the Indemnity Holdback Restriction.  Buyer or Parent shall cause the record ownership of the released Indemnity Holdback Shares to be in the name of the Seller or in the names and percentage allocations of such other Persons as Seller may request via written notice to Buyer and Parent on a date that is no less than five (5) Business Days prior to the Holdback Release Date, all of whom shall be members of the Seller; provided, that, Buyer, Parent and Seller agree that if Indemnity Holdback Shares are released directly to the members of Seller, each of the parties hereto shall treat each such issuance of shares for all Tax reporting purposes as a transfer to Seller, followed by a transfer by Seller to its members. Thereafter, any remaining Indemnity Escrow Holdback Amount retained by the Escrow Agent and any remaining Indemnity Holdback Shares that continue to be subject to the Indemnity Holdback Restriction with respect to the Unresolved Claims (if any), shall be released by the Escrow Agent or from the Indemnity Holdback Restriction, as applicable, upon resolution of such Unresolved Claims.

(d)Neither Buyer nor Seller shall settle or consent to the entry of judgment of any Third Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed, unless such settlement or judgment (i) does not provide for injunctive or other equitable relief and (ii) will be fully satisfied by the Indemnifying Party.

7.7Tax Treatment.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.8No Double Recovery.  In no event shall the Indemnified Party be entitled under this Agreement to the recovery of the same Loss more than once, regardless of whether the claim for the Loss may be brought under multiple provisions of this Agreement.  No amount may be recovered as a Loss with respect to any particular matter to the extent such amount with respect to such matter was expressly listed on the Closing Statement (as finally determined pursuant to Section 1.9(b)) or specifically taken into account as part of the Purchase Price adjustments under Sections 1.9(b) or 1.9(c).

7.9Exclusive Remedy. Subject to Section 9.12, the Parties acknowledge, covenant and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, shall be pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.9 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12.  Notwithstanding anything to the contrary in this Agreement, nothing will prohibit, limit or in any way restrict claims or remedies for Fraud in connection with any breach of any representation, warranty, covenant, agreement or obligation set forth herein (or in any exhibit or schedule hereto or in the Schedules) or otherwise relating to the subject matter of this Agreement.

ARTICLE VIII

TERMINATION

8.1Termination.  This Agreement may be terminated as follows:

(a)at any time before the Closing by the mutual written consent of Buyer and Seller;

(b)by either Buyer or Seller if the Closing shall not have occurred on or before September 15, 2021 (the “Outside Date”); provided that the right to terminate this Agreement under this paragraph shall not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement or contemplated hereby has been the principal cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(c)by Buyer, in the event that a (i) Material Adverse Effect shall have occurred prior to Closing or (ii) it determines that Closing condition 6.1(j) or 6.1(k) will not be satisfied prior to Closing;

(d)by Buyer, if a breach of this Agreement by Seller results or would result in any of the conditions set forth in Section 6.1(b) not being satisfied and such breach cannot be cured or, if curable, remains uncured within the earlier of (i) 15 days after Seller has received written notice from Buyer of the occurrence of such breach and (ii) the Outside Date; provided that Buyer may not terminate pursuant to this Section 8.1(d) if Seller’s breach has been primarily caused by a breach of any provision of this Agreement by Buyer;

(e)by Seller, if a breach of this Agreement by Buyer results or would result in any of the conditions set forth in Section 6.2(b) not being satisfied and such breach cannot be cured or, if curable, remains uncured within the earlier of (i) 15 days after Buyer has received written notice from Seller of the occurrence of such breach and (ii) the Outside Date; provided that Seller may not terminate pursuant to this Section 8.1(e) if the Buyer’s breach has been primarily caused by a breach of any provision of this Agreement by Seller; or

(f)either Buyer or Seller, if any Governmental Authority shall have issued an Order or enacted a Law enjoining or otherwise prohibiting the Closing and such Order or Law shall have become final and nonappealable; provided that the right to terminate this Agreement under this paragraph shall not be available to any Party whose failure to fulfill or comply with any obligation or covenant under this Agreement has been the cause of, or resulted in, the issuance of such nonappealable Order or Law.

8.2Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall be promptly delivered by the Party seeking termination to the other Parties and such termination shall be immediately effective upon the delivery of such notice by a Party entitled to effect such termination.  Upon any such valid termination, (a) each Party will redeliver to the other Parties all documents, work papers and other materials of the other Parties relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, (b) this Agreement shall become void and no Party shall have any further rights, Liabilities or obligations hereunder except with respect to those obligations set forth in the Confidentiality Agreement and Sections 4.7(a), 8.2 and Article IX hereof, which shall survive any such termination, and (c) termination shall not relieve any Party from liability for Fraud or any intentional or willful breaches of this Agreement prior to the date of such termination.  An “intentional or willful breach” means a breach or failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a Breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

9.1Benefit and Assignment.  This Agreement may not be assigned in whole or in part by Parent, Buyer or Seller without the prior written consent of the other Parties, whether by merger, operation of law, or otherwise and any purported assignment without such consent shall be void; provided that Buyer may assign any or all of its rights hereunder to one of more of its Affiliates upon written notice of the same to Seller, which assignment shall not relieve Buyer of any of its obligations hereunder.  This Agreement shall be binding upon and inure to the sole benefit of the Parties hereto and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim hereunder, and other than the rights of the Indemnified Parties pursuant to Article VII.

9.2Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware, and without reference to any rules of construction regarding the Party responsible for the drafting hereof.  Each Party (a) agrees that any suit, Action or other legal proceeding arising out of this Agreement shall be brought before any federal or state court located in the State of Delaware having subject matter jurisdiction in the event any dispute arises out of this Agreement, (b) consents to the exclusive jurisdiction of any such court in any such suit, Action or proceeding (c) agrees that service of process or notice in any such suit, Action or proceeding shall be effective if delivered in compliance with Section 9.5 hereof, and (d) waives any objection which such Party may have to the laying of venue, personal jurisdiction, forum nonconveniens and improper service of process (provided such service of process is in accordance with Section 9.5) of any such suit, Action or proceeding in any such court.

9.3Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE AGREEMENTS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION (INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER AGREEMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY WITH ITS, HIS OR HER, AS THE CASE MAY BE, LEGAL COUNSEL, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

9.4Expenses.  Except as otherwise provided herein, Seller shall be responsible for and shall pay all costs, liabilities and other obligations incurred by it and, up to and including the Closing, the Business in connection with preparing, negotiating and entering into this Agreement and the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by it and, up to and including the Closing, the Business, including legal, accounting and financial advisory and investment banking fees incurred by Seller or, up to and including the Closing, the Business, and each of Parent and Buyer shall be responsible for and shall pay all costs, liabilities and other obligations incurred by it in connection with preparing, negotiating and entering into this Agreement and the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by it, including its legal, accounting and financial advisory and investment banking fees incurred by Parent or Buyer, and all costs, liabilities and other obligations first incurred by the Business after Closing in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by the Business after Closing.  For the avoidance of doubt, any provider of legal, accounting, financial advisory or investment banking services or any other provider of professional services of Seller or the Business up to and including the Closing Date may continue to provide services to Seller following the Closing solely at Seller’s expense.  Notwithstanding the above, in the event the Closing doesn’t occur as the result of the failure to satisfy the conditions set forth in Section 6.1(j), Section 6.1(k), or Section 6.1(n), Buyer shall be responsible for 50% of Seller’s legal fees incurred in connection with the negotiation of this Agreement up to $30,000.

9.5Notices.  Any and all notices, demands, and communications provided for herein or made hereunder shall be given in writing and shall be delivered personally, by overnight delivery service, by facsimile, by email or sent by certified, registered or express air mail, postage prepaid and shall be deemed given to a Party (i) when actually delivered to such Party, if delivered by hand, (ii) one Business Day after deposited with an overnight delivery service, if delivered by overnight delivery, (iii) upon electronic confirmation of receipt, when facsimile transmitted to such Party to the facsimile number indicated for such Party below (or to such other facsimile number for a Party as such Party may have substituted by notice pursuant to this section) during normal business hours, (iv) if sent by email, upon effectiveness of another delivery method hereunder or (v) five days after mailing if mailed to such Party by registered or certified U.S. Mail (return receipt requested) and addressed to such Party at the address designated below for such Party (or to such other address for such Party as such Party may have substituted by notice pursuant to this section):

(a)If to Seller:

Michael P.J. Gerstein, Esq.

In care of: Foley Hoag LLP

155 Seaport Blvd.

Boston, MA 02210

Email: michael@flowpayments.com; garie@foleyhoag.com
Attn:  Gil Arie

With a copy (which shall not constitute notice) to:

Foley Hoag LLP

155 Seaport Blvd.

Boston, MA 02210

Email: garie@foleyhoag.com; erice@foleyhoag.com
Attn:  Gil Arie & Erica Rice

(b)If to Parent or Buyer:

Waitr Holdings, Inc.

214 Jefferson St., Suite 200

Lafayette, LA  70501

Email:  Thomas.pritchard@waitrapp.com

Attn:  Thomas C. Pritchard

Cape Payments, LLC

214 Jefferson St., Suite 200

Lafayette, LA  70501

Email:  Thomas.pritchard@waitrapp.com

Attn:  Thomas C. Pritchard

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP

601 Marshall St.

Redwood City, CA

Email: DJohanson@goodwinlaw.com
Attn: David E. Johanson

9.6Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that all such counterparts, in the aggregate, shall contain the signatures of all Parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic format complying with the U.S federal ESIGN Act of 2000 (such as DocuSign) shall be effective as delivery of a manually executed counterpart to this Agreement.

9.7Computation of Time.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City, New York are authorized to be closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

9.8Amendment, Modification and Waiver.  This Agreement may not be modified, amended or supplemented except by mutual written agreement of Parent, Buyer and Seller.  Any Party may waive in writing any term or condition contained in this Agreement and intended to be for its benefit; provided that no waiver by any Party, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such term or condition.

9.9Entire Agreement.  This Agreement, the agreements contemplated hereby, and the appendices, exhibits and schedules delivered herewith, and the Confidentiality Agreement represent the full and complete agreement of the Parties with respect to the subject matter hereof and supersede and replace any prior understandings and agreements among the Parties with respect to the subject matter hereof.

9.10Publicity.  None of the Parties shall and, each Party shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 9.10. Nothing in this Section 9.10 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of NASDAQ to make, issue or release (including in connection with the exercise of the fiduciary duties of the board of directors of Parent or with NASDAQ in connection with satisfying the condition set forth in Section 6.1(k)); provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

9.11Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  If it is ever held by any Governmental Authority of competent jurisdiction that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law and, to the extent necessary, the Parties hereto will amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the original intent of the Parties.

9.12Specific Performance.  The Parties agree that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them) or otherwise Breaches this Agreement.  The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent Breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Parent, Buyer or Seller would have entered into this Agreement.  Each Party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity.  The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section shall not be required to provide any bond or other security in connection with any such injunction.

9.13Interpretation.

(a)References to “dollars” or “$” are to U.S. dollars.

(b)This Agreement was prepared jointly by the Parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

(c)Whenever the words “ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice.”

(d)Unless otherwise indicated to the contrary herein by the context or use thereof:  (i) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; (v) the word “or” is disjunctive but not necessarily exclusive; and (vi) accounting terms which are not otherwise defined in this Agreement shall have the meanings given to them under the Accounting Principles.

(e)Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f)Whenever reference is made to a “partner” or “member” that is an entity, each such term shall be deemed to include the ultimate holders of such entity.

(g)The word “day” means calendar day unless Business Day is expressly specified.

9.14Headings.  The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

9.15Owner Guarantee.  To induce Buyer to enter into this Agreement, each Owner hereby absolutely, unconditionally and irrevocably guarantees to Buyer the due, complete and punctual payment observance, performance and discharge of the payment obligations of Seller pursuant to this Agreement, including under Article VII (the “Obligations”).  Buyer may, in its sole discretion, bring and prosecute a separate Action against the Owners for the full amount of the Obligations, regardless of whether any Action is brought against Seller, or whether Seller is joined in any such action.  Buyer shall not be obligated to file any Action in relation to the Obligations in the event that Seller becomes subject to an insolvency, bankruptcy, reorganization or similar proceeding, and the failure of Buyer to so file shall not affect the Owners’ obligations hereunder.  In the event that any payment in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Owners shall remain liable hereunder with respect to the Obligations as if such payment had not been made. This Section 9.15 is an unconditional guarantee of payment and not of collection.  Each Owner agrees that Buyer may at any time and from time to time, without notice to or further consent of any Owner, extend the time of payment of any Obligation, and may also enter into any agreement with Seller or any other Person interested in the transactions contemplated by this Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, without in any way impairing or affecting the Owners’ obligations under this Section 9.15.  Each Owner agrees that the Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of Buyer to assert any claim or demand or to enforce any right or remedy against the Owners or Seller or any other Person interested in the transactions contemplated by this Agreement; (ii) any change in the time, place or manner of payment of the Obligations; (iii) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations, to or from this Section 9.15, this Agreement, or any related agreement or document; (iv) any change in the corporate existence, structure or ownership of Seller or any other Person now or hereafter interested in the transactions contemplated by this Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Seller or any other Person now or hereafter interested in the transactions contemplated by this Agreement; (vi) the existence of any claim, set-off or other right which Seller or any Owner may have at any time against Buyer, whether in connection with any Obligation or otherwise; or (vii) the adequacy of any other means Buyer may have of obtaining payment of the Obligations.  Notwithstanding anything to the contrary contained in this Section 9.15, the parties hereto hereby agree that, to the extent Seller is relieved of any of its obligations under this Agreement, the Owners shall be similarly relieved of its corresponding Obligations under this Section 9.15 solely in respect of such relieved obligations.  The obligations of the Owners under this Section 9.15 shall be several, and not joint and several, in accordance with each Owner’s Pro-Rata Share.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth in the first paragraph hereof.

SELLER:

Cape Cod Merchant Services LLC

By: /s Brett Husak, Managing Partner

By: /s/ Brad Anderson, Manager

OWNERS:

____________________________

Brett Husak

By: /s/ Brett Husak

Brad Anderson

By: /s/ Brad Anderson

PARENT:
Waitr Holdings, Inc.

By: /s/ Leo Bogdanov
Name: Leo Bogdanov
Title: Chief Financial Officer

BUYER:
Cape Payments, LLC

By: /s/ Leo Bogdanov
Name: Leo Bogdanov
Title: Chief Financial Officer

[Signature Page of Asset Purchase Agreement]

DEFINITIONS

The following terms, as used in this Agreement, shall have the following meanings:

“Accounting Principles” means the accounting principles, practices and methodologies set forth in Exhibit A.

“Acquired Agreements” has the meaning set forth in Section 1.1(a).

“Acquired IP” has the meaning set forth in Section 1.1(b).

“Acquired Leases” has the meaning set forth in Section 1.1(c).

“Acquired Seller Assets” has the meaning set forth in Section 1.1(d).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, Litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Active Agreement” means any Contract wherein Seller, or any member of the Company Group, has received any compensation related to such agreement, or paid any compensation related to such agreement, within the six (6) month period immediately preceding the Closing Date.

“Adjustment Holdback Amount” means $210,000.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contract” has the meaning set forth in Section 2.17.

“Aggregate Consideration” has the meaning set forth in Section 1.14.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively, (i) the Bills of Sale, (ii) the Assignment and Assumption Agreements, (iii) the Escrow Agreement, and (iv) the Indemnity Holdback Share Pledge.

“Anti-Bribery Laws” has the meaning set forth in Section 2.18(a).

“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to money laundering, including, without limitation, financial recordkeeping, reporting requirements and anti-money laundering program requirements, which apply to the Business, such as, without

i

limitation, the Bank Secrecy Act of 1970, as amended, and the implementing regulations of the U.S. Treasury Department’s Financial Crimes Enforcement Network, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the Annunzio-Wylie Anti-Money Laundering Act of 1992, as amended and all money laundering-related laws of other jurisdictions where Seller or any of its Subsidiaries conduct business or own assets, and any related or similar law issued, administered or enforced by any Governmental Authority.

“Apportioned Obligations” has the meaning set forth in Section 4.11.

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption Agreements” means, collectively, the Agreements Assignment and Assumption Agreement, the IP Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreement, and the Other Assumed Liabilities Assignment and Assumption Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Base Cash Consideration” has the meaning set forth in Section 1.6(a).

“Benefit Plan” means all material “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA (collectively, “Benefit Plans”), including each Contract, plan, program, practice, arrangement, collective bargaining agreement, or other arrangement (whether written or unwritten) providing for severance, salary continuation, equity or equity-based compensation, profits interest, stock options or stock-purchase, bonus, profit-sharing, incentive or deferred compensation, retention, change in control, vacation or other paid-time-off, disability, health or welfare benefits, sick pay, perquisite or fringe benefits, employment or consulting, pension, retirement or supplemental retirement benefits or other compensation or employee benefits or remuneration of any kind., in each case, which the Company Group or any ERISA Affiliate  sponsors, maintains or contributes to, or provides benefits under or for which any potential Liability or obligation is borne, by a member of the Company Group or any ERISA Affiliate and which covers or provides benefits under or through such plan, program or arrangement to any Business Employee or former employee of the Business (or their eligible dependents),(collectively, the “Company Benefit Plans”).

“Bills of Sale” has the meaning set forth in Section 1.10(a)(i).

“Books and Records” means the books, records, manuals and other materials (in any form), including financial and accounting records, records maintained at the headquarters of the Business, advertising, catalogues, sales and promotional materials, price lists, correspondence, customer, mailing and distribution lists, referral sources, photographs, production data, purchasing materials and records, personnel records, research and development files, records, data and laboratory books, service and warranty records, equipment logs, operating guides and manuals, sales order files and litigation files.

“Breach” means any breach of, default (or an event which, with notice or lapse of time or both, would constitute a default) under or failure to perform or comply with, any covenant, provision, term or other obligation or right.

“Business” means payment processing operations pre-Closing.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized by Law to close.

“Business Employee” means each employee of Seller or any of its Affiliates who wholly or primarily provides services to the Business and whose name is set forth on Schedule 2.14(a), as it may be updated from time to time in accordance with this Agreement.

“Business Registered Intellectual Property” has the meaning set forth in Section 2.9(a).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2.

“Calculation Time” means 11:59 p.m. on the day prior to the Closing Date.

“Cap” has the meaning set forth in Section 7.4(b).

“Cash” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of any kind (including without limitation marketable securities and short term investments), excluding restricted cash, determined in accordance with the Accounting Principles. Cash shall be calculated net of issued but uncleared checks and drafts and include checks and drafts deposited for the account of Seller, including deposits in transit.

“Cash Consideration” has the meaning set forth in Section 1.6(a).

“Claim Notice” has the meaning set forth in Section 7.5.

“Closing” has the meaning set forth in Section 1.8.

“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Business as of the Calculation Time, reflecting the Assets and the Assumed Liabilities, prepared in accordance with the Business’s past accounting practices and the Accounting Principles.

“Closing Cash” means the aggregate amount of Cash held by Seller and any other  member of the Company Group or otherwise included in the Assets.

“Closing Cash Payment” shall have the meaning set forth in Section 1.7(a).

“Closing Date” has the meaning set forth in Section 1.8.

“Closing VWAP” means the average VWAP of Parent Stock (rounded to the nearest one-hundredth of one cent) for the five (5) consecutive trading days ending the day prior to the Closing Date.

“Closing Working Capital” means (i) current assets included in the Assets minus (ii) current liabilities included in the Assumed Liabilities, each as of the Calculation Time, as calculated and defined in accordance with the Accounting Principles and the illustrative calculation of Closing Working Capital set forth in Exhibit B.

“Closing Working Capital Deficiency Amount” means, if the Closing Working Capital is less than the Target Closing Working Capital, (i) the Target Closing Working Capital minus (ii) the Closing Working Capital.

“Closing Working Capital Excess Amount” means, if the Closing Working Capital is greater than the Target Closing Working Capital, (i) the Closing Working Capital minus (ii) the Target Closing Working Capital.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Data” has the meaning set forth in Section 2.9(j).

“Company Group” means Seller and its Subsidiaries (if any), collectively.

“Company IT Systems” means all information technology and computer systems (including computer software, information technology and telecommunication hardware and other hardware and equipment) used for or relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, that are owned, leased or licensed by the Company Group or provided as a service to the Company Group and used in the Business in each case to the extent controlled by the Company Group, including all of the foregoing that are used by the Company to make Intellectual Property Assets available to customers.

“Competitive Activity” means, either individually or in partnership, jointly or in conjunction with any other Person, firm, association, syndicate, trust, franchise, company or corporation, whether as owner, partner, officer, director, investor, shareholder, beneficiary, franchisee, licensee, employee, consultant, agent, lender or in any manner whatsoever, engaging in, carrying on or be otherwise concerned with, employed by, associated with, or have any interest in, managing, advising, lending money to, guaranteeing the debts or obligations of, rendering services or advice to, in whole or in part, any Person that conducts a business that is competitive with the Business as currently conducted; provided, however a Competitive Activity shall not preclude any Person from participating as a stockholder, member, or investor in a business entity through the ownership of not more than a five percent (5%) passive interest in a public or private company; and provided further, however, that 33 Operations Inc. (“33 Operations”) shall not be deemed to conduct a business that is competitive with the Business for the purposes of this Agreement provided that Brett Husak does not refer any business to, nor solicit any business from, this entity while he is an employee of Buyer or an Affiliate of Buyer unless otherwise approved in writing by Buyer.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Waitr Holdings Inc. and Flow Payments LLC, Cape Cod Merchant Services LLC, and ProMerchant LLC, dated as of January 19, 2021, as amended.

“Contaminants” has the meaning set forth in Section 2.9(k).

“Contracts” means, with respect to any Person, any written or oral contracts, agreements, leases, indentures, insurance policies, commitments, settlements, or other obligations, including all amendments and modifications thereto, to which such Person is a party or by which such Person is bound or to which any of such Person’s assets or properties is subject.

“Creditor’s Rights Exception” has the meaning set forth in Schedule 2.2(a).

“Deductible” has the meaning set forth in Section 7.4(a).

“Dispute Notice” has the meaning set forth in Section 7.5(b).

“Employees” means current or former employees employed (or formerly employed) in the operation of the Business.

“Encumbrances” means, any encumbrance, charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, hypothecation, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, conditional sale or restriction on transfer of title, including any restriction on use, voting (in the case of any security or equity interest), receipt of income or exercise of any other attribute of ownership, whether imposed by agreement, Law, equity or otherwise.

“Environmental Law” means any law, code, license, permit, authorization, approval, consent, common law, legal doctrine, requirement or agreement with any Governmental Authority relating to (i) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended

“ERISA Affiliate” means all Persons (whether or not incorporated) that are or would have ever been treated with Seller as a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Escrow Agent” means Bank of America, or such other similar financial institution agreed to by the Buyer and the Seller.

v

“Escrow Agreement” means the escrow agreement to be entered into at Closing with the Escrow Agent in a form mutually agreed by and among Buyer, Seller and the Escrow Agent.

“Estimated Cash Consideration” has the meaning set forth in Section 1.9(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.9(a).

“Estimated Closing Cash” has the meaning set forth in Section 1.9(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.9(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 1.9(a).

“Estimated Closing Working Capital Deficiency Amount” has the meaning set forth in Section 1.9(a).

“Estimated Working Capital Excess Amount” has the meaning set forth in Section 1.9(a).

“Estimated Working Capital Deficiency Amount” has the meaning set forth in Section 1.9(a).

“Estimated Working Capital Excess Amount” has the meaning set forth in Section 1.9(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder

“Final Closing Statement” has the meaning set forth in Section 1.9(b).

“Financial Statements” means (i) the unaudited consolidated financial statements (including balance sheets and income statements) of the Seller for the fiscal year ended December 31, 2020, and (ii) the unaudited consolidated financial statements (including balance sheets and income statements) of the Seller for the six-month period ended June 30, 2021.

“Fraud” with respect to any Person shall mean actual and intentional common law fraud.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 2.1 (Organization and Qualification), Section 2.2 (Contemplated Transactions General Compliance), Section 2.8(a) (Title to Assets, etc.), Section 2.15 (Taxes), and Section 2.19 (Brokers’ Fees).

“GAAP” means United States generally accepted accounting principles, as in effect at the date of preparation of any relevant statement, document or analysis.

“Governmental Authority” means the government of the United States or any foreign jurisdiction, any state, county, municipality or other governmental or quasi-governmental unit, or any agency, board, bureau, instrumentality, department or commission (including any court or other tribunal) of any of the foregoing, any arbitrator or arbitral body or any self-regulatory authority with similar powers.

“Governmental Filings” has the meaning set forth in Section 2.2(d).

“Holdback Release Date” means the date that is twelve (12) months from the Closing Date.

“Inbound Licenses” has the meaning set forth in Section 2.9(c).

“Indebtedness” means, without duplication and with respect to any member of the Company Group, all (a) indebtedness for borrowed money, including drawings under lines of credit, provided by any member, officer, employee or Third Party, (b) obligations for the deferred purchase price of property or services, including earnout and contingent payments, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, (g) all defined benefit pension, multiemployer pension, post-retirement health and welfare benefit, accrued annual or other bonus obligations, any unpaid severance liabilities currently being paid or payable in respect of employees and service providers of the Company or any of its Subsidiaries who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation liabilities of the Company or any of its Subsidiaries, together, in each case, with any associated employer payroll taxes (h) guarantees made by a member of the Company Group on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (g), and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnification Amount” has the meaning set forth in Section 7.5(b).

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Indemnity Escrow Holdback Amount” means the amount that is eighty percent (80%) of the Indemnity Holdback Amount.

“Indemnity Holdback Amount” means $300,000.

“Indemnity Holdback Restriction” has the meaning set forth in Section 1.9(d).

“Indemnity Holdback Shares” means the number of shares of Parent Stock determined by dividing (x) twenty percent (20%) of the Indemnity Holdback Amount by (y) the Closing VWAP.

“Indemnity Holdback Share Pledge” has the meaning set forth in Section 1.9(d).

“Independent Accounting Firm” has the meaning set forth in Section 1.11.

“Insurance Policies” has the meaning set forth in Section 2.16(a).

“Intellectual Property Assets” means all Intellectual Property relating to or used in connection with the Business’ operations (including rights and remedies in respect of past, present and future infringements thereof) that is either (a) owned by Seller or a member of the Company Group or (b) used by Seller or a member of the Company Group in operating the Business.

“Intellectual Property” means all intellectual property rights arising anywhere in the world in or under:  registered and unregistered trademarks and applications for registration of same, service marks, trade names, logos, slogans, trade dress, URLs, domain names and other indicators of source (and all goodwill associated with any of the foregoing); copyrights, copyright registrations and applications for copyright registration, including any copyrights arising in computer software or corollary database rights, and mask work rights; patents, patent applications (including reissues, divisions, continuations, continuations in part and extensions); inventions, invention disclosures, trade secrets, formulae, processes, methodologies, know-how and any other intellectual property or proprietary rights.

“IP Assignment and Assumption Agreements” has the meaning set forth in Section 1.10.

“IT Infrastructure” has the meaning set forth in Section 2.9(i).

“Key Employees” means each of the employees listed on Schedule 1-E hereto.

“Knowledge” means, (a) when applied to Buyer, the actual knowledge of Carl Grimstad, Thomas Pritchard or Leo Bogdanov, and (b) when applied to Seller, the actual knowledge of Brett Husak.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of Seller as of June 30, 2021.

“Latest Balance Sheet Date” means June 30, 2021.

“Laws” means, collectively, all federal, state, local, municipal, foreign or international (including multi-national) constitutions, laws, statutes, ordinances, rules, regulations, codes, order, treaties or principles of common law, judgment or decree or other pronouncement of any Governmental Authority.

“Lease” has the meaning set forth in Section 2.8(c).

“Lease Assignment and Assumption Agreement” has the meaning set forth in Section 1.10.

“Leased Property” has the meaning set forth in Section 2.8(c).

“Liabilities” or, individually, “Liability” means, with respect to any Person, any debt liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested executory, determined, and whether or not the same is required to be accrued on the financial statements of such Person.

“Litigation” means any claim, action, arbitration, audit, hearing, investigation, litigation, appeal, suit, or other proceeding (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Losses” means all losses, claims, damages, settlements, judgments, awards, fines, fees (including reasonable attorneys’ fees), charges, liabilities, penalties, Taxes and costs and expenses (including reasonable costs of investigation, remediation or other response actions) of any nature.

“Market Value” means, as of any date, the VWAP for the five consecutive trading days ending on the trading day immediately prior to such date.

“Material Adverse Effect” means any effect, change, event, result, occurrence, state of facts, circumstance or development that, individually or in the aggregate has had or could reasonably be expected to have a material adverse effect on the Business, Assets, Assumed Liabilities, operations or results of operations of the Business or condition (financial or otherwise) of the Business taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect under this definition:  any adverse change, event, development or effect arising from or relating to (i) general business, political or economic conditions affecting the industry in which the Business operates, (ii) acts of war, sabotage, military actions  armed hostilities or terrorism, (iii) changes in financial, banking or securities markets, (iv) any changes in Laws or GAAP or the enforcement or interpretation thereof, (v) any change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions by customers, suppliers or personnel, (vi) any action taken by Buyer and any of its Affiliates, agents or representatives expressly required by this Agreement, (vii) act of God including any pandemic, hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event, (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying causes of such failures shall not be excluded) or (ix) the taking of any action required to be taken by this Agreement, except in the case of the foregoing clauses (i) through (iv) to the extent such change, event, development or effect has a disproportionate adverse impact on the Business in a disproportionately adverse manner relative to other companies in the industries and markets in which the Business operates.

“Material Contracts” has the meaning set forth in Section 2.7(a).

“NASDAQ” means The Nasdaq Stock Market LLC.

“NASDAQ Approval” means that NASDAQ has confirmed or acknowledged to the sole satisfaction of Buyer, that the closing of this Agreement and the Other Asset Purchase Agreements will not violate or conflict with the continued listing requirements or corporate governance policies of NASDAQ to maintain the listing of Parent common stock or otherwise jeopardize the continued listing of the Parent common stock.

“Non-Indemnity Holdback Shares” means the Shares other than the Indemnity Holdback Shares.

“Objection Notice” has the meaning set forth in Section 1.9(b).

“Open Source Software”  means any software (in source or object code form) that is subject to (i) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (a) disclosed, distributed, made available, offered, licensed or delivered in source code form, (b) licensed for the purpose of making derivative works, or (c) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order(s)” means all decisions, injunctions, writs, guidelines, orders, arbitrations, awards, judgments, subpoenas, verdicts or decrees entered, issued, made or rendered by any Governmental Authority.

“Other Asset Purchase Agreements” means the asset purchase agreements with respect to ProMerchant LLC and Flow Payments, LLC.

“Other Assumed Liabilities Assignment and Assumption Agreement” has the meaning set forth in Section 1.10.

“Outbound Licenses” has the meaning set forth in Section 2.9(c).

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owner” means each of Brett Husak and Brad Anderson.

“Parent” has the meaning set forth in the Preamble.

“Parent Stock” has the meaning set forth in Section 1.6(b).

“Party” and “Parties” have the meaning set forth in the Preamble.

x

“Payoff Amount” has the meaning set forth in Section 1.7(b).

“Payoff Letters” has the meaning set forth in Section 4.4.

“Permits” means, collectively, governmental, regulatory and administrative permits, approvals, certifications, authorizations, licenses, franchises, orders, registrations, and accreditations.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business, (c) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business, or (d) non-exclusive licenses granted in the ordinary course of business.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Personal Information” means all information concerning an identified or identifiable natural person.

“Post-Closing Tax Period” has the meaning set forth in Section 4.11.

“Pre-Closing Tax Period” has the meaning set forth in Section 4.11.

“Privacy Commitments” has the meaning set forth in Section 2.9(j).

“Pro-Rata Share” means 90% with respect to Brett Husak, 10% with respect to Brad Anderson.

“Purchase Price” has the meaning set forth in Section 1.6.

“Sale Event” has the meaning set forth in Section 1.12(f).

“Schedules” means the disclosure schedules delivered by (i) Seller to Buyer no later than five (5) Business Days after the date hereof setting forth any and all exceptions or supplemental information to the representations and warranties contained in Article II and containing certain other disclosure as referenced throughout this Agreement and (ii) Buyer to Seller on the date hereof setting forth any and all exceptions or supplemental information to the representations and warranties contained in Article III and containing certain other disclosure as referenced throughout this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.7.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Seller Member Approval” means the consent of all of the holders of the membership interests of the Seller under the Seller Operating Agreement to approve and adopt, as the case may be, this Agreement, the Ancillary Agreements and the other transactions contemplated hereby, in each case, in accordance with the Seller Operating Agreement, and which shall include a waiver in accordance with applicable Law by such holders of any appraisal, dissenters’ or similar rights that may be available to such holders in connection with this Agreement, the Ancillary Agreement and/or the other transactions contemplated hereby.

“Seller Operating Agreement” means Seller’s Operating Agreement as in effect at the time of Closing.

“Shares” shall have the meaning set forth in Section 1.6(b).

“Standalone Plan” means any Benefit Plan that is sponsored, maintained or contributed to or required to be contributed to solely by one or more of the members of the Company Group and in which solely Business Employees are participants.

“Subsidiaries” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

“Target Closing Working Capital” means $210,000.

“Tax” means any income, gross receipts, license, payroll, employment, franchise, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, duties, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax of any kind whatsoever (and any interest, penalty, addition or additional amount thereon) imposed, assessed or collected by or under the authority of any Governmental Authority and any liability for the payment of any of the foregoing as a successor, transferee or otherwise.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority (including any supplement or attachment thereto and any amendment thereof) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Territory” has the meaning set forth in Section 4.8(a).

“Third Party” means a Person that is not a party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 7.6(a).

“Third Party Claim Notice” has the meaning set forth in Section 7.6(a).

“Transaction Expenses” means any investment banking, accounting, attorney, other professional fees or other expenses incurred by Seller or any other member of the Company Group in connection with the negotiation, preparation, execution, delivery and consummation of this Agreement or any other agreement contemplated hereby and the transactions contemplated hereby and thereby.

“Transfer Taxes” means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or Taxes (together with any interest thereon, penalties, fines, costs, fees, additions to Tax or additional amounts with respect thereto) incurred in connection with the transactions contemplated by this Agreement.

“Transferred Employee” has the meaning set forth in Section 5.1(a).

“Unresolved Claims” has the meaning set forth in Section 7.6(c).

“VWAP” means, for any trading day, the volume weighted average price per share of Parent Stock on the NASDAQ (as reported by Bloomberg L.P. or, its successor, or, if not available, by another authoritative source mutually agreed by Buyer and Seller) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act, and any other similar applicable Law.